AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 22, 2022
REGISTRATION NO. 333-258765

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 4
to
FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
BROOKFIELD BUSINESS PARTNERS L.P.
(Exact name of registrant as specified in its charter)
Bermuda	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
73 Front Street, 5th Floor
Hamilton, HM 12, Bermuda
+1 (441) 295-1443
(Address and Telephone Number of Registrant’s Principal Executive Offices)
Brookfield BBP US Holdings LLC
Brookfield Place
250 Vesey Street, 15th Floor
New York, NY 10281-1023
(212) 417-7000
(Name, Address and Telephone Number of Agent for Service)
Copies to:
Mile T. Kurta, Esq.
Torys LLP
1114 Avenue of the Americas, 23rd Floor
New York, NY 10036
(212) 880-6000
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging Growth Company ☐
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
†
The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) of the Securities Act of 1933, as amended, may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
 Subject to Completion dated February 22, 2022
BROOKFIELD BUSINESS PARTNERS L.P.
Limited Partnership Units
This prospectus relates to up to 74 million non-voting limited partnership units (the “units”) of Brookfield Business Partners L.P. (the “partnership”) that may be issued by the partnership or delivered by Brookfield Business Corporation (“BBUC”) to satisfy any exchange, redemption or acquisition of class A exchangeable subordinate voting shares (the “exchangeable shares”) of BBUC (including, if applicable, in connection with liquidation, dissolution or winding up of BBUC).
Brookfield Asset Management Inc. (“Brookfield” or the “selling securityholder”) has also agreed that, in the event that neither the partnership nor BBUC has satisfied an exchange request by a holder of exchangeable shares, then Brookfield, as selling securityholder, will satisfy until the fifth anniversary of the distribution date (as defined below) such exchange requests by paying such cash amount or delivering such units (up to 74 million units) pursuant to this prospectus.
Up to 39 million exchangeable shares will be distributed to holders of units pursuant to a special distribution (the “Special Distribution”) and additionally up to 35 million exchangeable shares will be distributed to Brookfield and its subsidiaries (other than the partnership, BBUC and their respective subsidiaries) each on the distribution date for the Special Distribution (the “distribution date”). Each exchangeable share will be exchangeable at the option of the holder thereof for one unit (subject to adjustment to reflect certain capital events) or its cash equivalent, as more fully described in this prospectus.
None of the partnership, BBUC or Brookfield will receive any cash proceeds from the issuance or delivery of any units upon exchange, redemption or acquisition, as applicable, of exchangeable shares pursuant to this prospectus.
The units are listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “BBU” and the Toronto Stock Exchange (“TSX”) under the symbol “BBU.UN.” The last reported sale price of a unit on February 18, 2022 was $43.06 on the NYSE and C$54.50 on the TSX.
Investing in the units involves risks. Please see “Risk Factors” beginning on page 3 of this prospectus, and in similarly-captioned sections in the documents incorporated by reference herein, for a discussion of risk factors you should consider before investing in the units.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form F-3 that we have filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) with respect to units to be issued, from time to time, in connection with the exchange, redemption or acquisition, if any and as applicable, of exchangeable shares (including in connection with liquidation, dissolution or winding up of BBUC). The partnership or BBUC may issue or deliver, as the case may be, to holders of exchangeable shares, at any time and from time to time, units in connection with the exchange, redemption or acquisition, if any and as applicable, of exchangeable shares (including in connection with liquidation, dissolution or winding up of BBUC). Additionally, the selling securityholder may deliver to holders of exchangeable shares, at any time and from time to time, units in exchange for exchangeable shares under circumstances that are more fully described in this prospectus. As allowed by the SEC rules, this prospectus does not contain all the information included in the registration statement. For further information, you are referred to the registration statement, including its exhibits, as well as any prospectus supplement and any documents incorporated by reference herein or therein.
You should read this prospectus together with any applicable prospectus supplement thereto, and in any free writing prospectus that we may provide to you, and any documents incorporated by reference herein or therein and any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” and “Incorporation by Reference” below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. The information in this prospectus or any document incorporated by reference herein by reference is accurate only as of the date contained on the cover of such documents. Neither the delivery of this prospectus nor any delivery of units made under this prospectus will, under any circumstances, imply that the information in this prospectus is correct as of any date after this prospectus. Our business, financial condition and results of operations may have changed since that date. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus.
You should rely only on the information incorporated by reference or provided in this prospectus and any accompanying prospectus supplement, and in any free writing prospectus that we may provide to you. We and the selling securityholder have not authorized anyone else to provide you with other information. We and the selling securityholder are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
Unless the context requires otherwise, when used in this prospectus, the term “partnership” refers to Brookfield Business Partners L.P.,; the terms “Brookfield Business Partners,” “we,” “us” and “our” refer to, collectively, (i) the partnership, (ii) Brookfield Business L.P. (“Holding LP”), (iii) the primary holding subsidiaries of Holding LP, from time to time, through which the partnership holds its interest in the operating businesses (the “Holding Entities”) and (iv) the businesses in which the Holding Entities hold interests and that directly or indirectly hold the partnership’s operations and assets, other than entities in which the Holding Entities hold interests for investment purposes only of less than 5% of the outstanding equity securities of that entity, and any other direct or indirect subsidiary of a Holding Entity (but excluding BBUC); and the term “general partner” refers to Brookfield Business Partners Limited, the partnership’s general partner. References to “our group” mean, collectively, Brookfield Business Partners and BBUC. Unless otherwise noted or the context otherwise requires, the disclosure in this prospectus assumes that the Special Distribution has been completed and BBUC has acquired its operating subsidiaries from the partnership, although BBUC will not acquire such subsidiaries until prior to the Special Distribution.
The financial information contained or incorporated by reference in this prospectus is presented in United States dollars and unless otherwise indicated has been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). Information prepared in accordance with IFRS may differ from financial information prepared in accordance with U.S. GAAP and therefore may not be comparable.
i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION
This prospectus and the documents incorporated by reference in this prospectus contain certain “forward-looking statements” and “forward-looking information” within the meaning of applicable securities laws. These forward-looking statements and information also relate to, among other things, the expansion of our business, our objectives, goals, strategies, intentions, plans, beliefs, expectations and estimates and anticipated events or trends. In some cases, you can identify forward-looking statements and information by terms such as “anticipate”, “believe”, “could”, “estimate”, “likely”, “expect”, “intend”, “may”, “continue”, “plan”, “potential”, “objective”, “tend”, “seek”, “target”, “foresee”, “aim to”, “outlook”, “endeavor”, “will”, “would” and “should”, or the negative of those terms or other comparable terminology. These forward-looking statements and information are not historical facts but reflect our current expectations regarding future results or events and are based on information currently available to us and on assumptions we believe are reasonable. Although we believe that our anticipated future results, performance or achievements expressed or implied by these forward-looking statements and information are based on reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve assumptions, known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by these forward-looking statements and information. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations and our plans and strategies may vary materially from those expressed in the forward-looking statements and forward-looking information herein.
Factors that could cause our actual results to differ materially from those contemplated or implied by the statements in this prospectus and the documents incorporated by reference in this prospectus include, without limitation:
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our group’s financial condition and liquidity;

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market volatility and the market price of our units or the exchangeable shares;

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the impact or unanticipated impact of general economic, political and market factors in the countries in which our group does business including as a result of the novel coronavirus, COVID-19 outbreak;

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the behavior of financial markets, including fluctuations in interest and foreign exchange rates;

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global equity, capital and credit markets and the availability of equity and debt financing and refinancing within equity, capital and credit markets, and our group’s ability to access these markets;

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strategic actions, including dispositions;

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the ability to complete and effectively integrate acquisitions into existing operations and the ability to attain expected benefits;

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changes in accounting policies and methods used to report financial condition (including uncertainties associated with critical accounting assumptions and estimates);

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the ability to appropriately manage human capital;

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the effect of applying future accounting changes;

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business competition;

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operational and reputational risk;

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technological change;

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changes in government regulation and legislation within the countries in which our group operates;

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governmental investigations;

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litigation;

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changes in tax laws;

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ability to collect amount owed;

ii

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catastrophic events, such as earthquakes, hurricanes, epidemics/pandemics;

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the possible impact of international conflicts and other developments including terrorist acts and cyber terrorism;

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the redemption of exchangeable shares by BBUC at any time or upon notice from the holder of BBUC class B shares;

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future sales and issuances of units, preferred units or securities exchangeable for units, including exchangeable shares, or the perception of such sales or issuances; and

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other factors described in, but not limited to, Item 3.D “Risk Factors,” Item 4.B “Business Overview,” Item 5.A “Operating Results,” and elsewhere in our Annual Report on Form 20-F (as defined herein).

The risk factors included in our Annual Report on Form 20-F and in the other documents incorporated by reference in this prospectus could cause our actual results and our plans and strategies to vary from our forward-looking statements and information. In light of these risks, uncertainties and assumptions, the events described by our forward-looking statements and information might not occur. We qualify any and all of our forward-looking statements and information by these risk factors. Please keep this cautionary note in mind as you read this prospectus. We disclaim any obligation to publicly update or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, except as required by applicable law.
iii

SUMMARY
This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before deciding to invest in units. You should read this entire prospectus carefully, including the “Risk Factors” section and the documents incorporated by reference herein.
Brookfield Business Partners L.P.
We are a Bermuda exempted limited partnership that was established on January 18, 2016 under the provisions of the Bermuda Limited Partnership Act 1883, as amended, and the Bermuda Exempted Partnerships Act 1992, as amended. Our head and registered office is 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda, and the telephone number is +1-441-295-1443.
The partnership was established by Brookfield to be its flagship public partnership for its business services and industrial operations. Our operations are primarily located in Canada, Australia, the United Kingdom, the United States and Brazil. The partnership is focused on owning and operating high quality businesses that are low cost producers and/or benefit from high barriers to entry. The partnership seeks to build value though enhancing the cash flows of its business, pursuing an operations-oriented acquisition strategy and opportunistically recycling capital generated from operations and dispositions into our existing operations, new acquisitions and investments. The partnership’s goal is to generate returns to unitholders primarily through capital appreciation with a modest distribution yield. The partnership’s sole direct investment is a managing general partnership interest in Brookfield Business L.P. (“Holding LP”), which holds the partnership’s business services and industrial operations assets through Holding LP’s subsidiaries and operating entities.
The units are listed on the NYSE and the TSX. For additional information, see our Annual Report on Form 20-F, which is incorporated by reference into this prospectus.
Brookfield Business Corporation
BBUC is a corporation incorporated under, and governed by, the laws of British Columbia, Canada. BBUC’s initial operations will consist of services and industrial operations primarily located in Australia, the United Kingdom, the United States and Brazil, which BBUC will acquire prior to the Special Distribution from certain of the partnership’s subsidiaries that hold these assets.
On or about the distribution date, up to 39 million exchangeable shares will be distributed to holders of units pursuant to the Special Distribution and additionally up to 35 million exchangeable shares will be distributed to Brookfield and its subsidiaries (other than the partnership, BBUC and their respective subsidiaries). Each exchangeable share will be structured with the intention of providing an economic return equivalent to one unit (subject to adjustment to reflect certain capital events). BBUC will target to pay dividends per exchangeable share that are identical to the distributions paid on each unit, and each exchangeable share will be exchangeable at the option of the holder for one unit (subject to adjustment to reflect certain capital events) or its cash equivalent, as more fully described in this prospectus.
Brookfield will enter into a rights agreement (the “rights agreement”) pursuant to which Brookfield will agree that, until the fifth anniversary of the distribution date, in the event that, on the applicable specified exchange date with respect to any subject exchangeable shares, (i) BBUC has not satisfied its obligation under its articles and notice of articles (the “BBUC articles”) of delivering the unit amount or its cash equivalent amount and (ii) we have not, upon our election in our sole and absolute discretion, acquired such subject exchangeable shares from the holder thereof and delivered the unit amount or its cash equivalent, Brookfield will satisfy, or cause to be satisfied, the obligations pursuant to the BBUC articles to exchange such subject exchangeable shares for the unit amount or its cash equivalent. The holders of exchangeable shares have a right to receive the unit amount or its cash equivalent in such circumstances. The partnership will pay all expenses of effecting the exchanges pursuant to this prospectus. See “Exchange Rights of Exchangeable Shares for Units” for more information.
Units
As of December 31, 2021, there were approximately 77 million units and approximately 70 million redeemable/exchangeable partnership units of Holding LP (each, a “redemption/exchange unit”) outstanding.

The redemption/exchange units are subject to a redemption-exchange mechanism pursuant to which units may be issued in exchange for redemption/exchange units on a one for one basis. All of the redemption/exchange units are currently owned by Brookfield.
Tax Consequences of Exchanges and Ownership of units
Please see “Material Canadian Federal Income Tax Considerations” and “Material United States Federal Income Tax Considerations” for a summary of material Canadian and U.S. federal income tax considerations that may be relevant to holders of exchangeable shares if such holders exchange their exchangeable shares for units. Because the specific tax consequences to such holders will depend upon their specific circumstances, holders are strongly urged to consult their own tax advisors regarding any Canadian and/or U.S. federal, state and local tax consequences specific to such holders.
Brookfield Commitment Agreement
On February 4, 2022, Brookfield entered into a commitment agreement with the partnership pursuant to which Brookfield agreed to subscribe for up to $1 billion of 6% perpetual preferred equity securities of the partnership, our company or our respective subsidiaries. Proceeds will be available for the partnership or our company to draw upon for future growth opportunities as they arise. Brookfield will have the right to cause the partnership or our company to redeem certain preferred securities at par to the extent that the partnership or our company have available cash, including any net proceeds received by the partnership or our company from any issuance of equity, incurrence of indebtedness or sale of assets. Brookfield has the right to waive its redemption option.

RISK FACTORS
An investment in units involves a high degree of risk. Before making an investment decision, you should carefully consider the risks incorporated by reference from our Annual Report on Form 20-F and the other information incorporated by reference in this prospectus, as updated by our subsequent filings with the SEC, pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), which are incorporated in this prospectus. The risks and uncertainties described therein and herein are not the only risks and uncertainties we face. In addition, please consider the following risks before making an investment decision: See “Where You Can Find More Information” and “Incorporation by Reference.”
The exchange of exchangeable shares for units may result in the U.S. federal income taxation of any gain realized by a U.S. holder.
Depending on the facts and circumstances, a U.S. holder’s exchange of exchangeable shares for units may result in the U.S. federal income taxation of any gain realized by the U.S. holder. In general, a U.S. holder exchanging exchangeable shares for units pursuant to the exercise of the exchange right will recognize capital gain or loss (i) if the exchange request is satisfied by the delivery of units by Brookfield pursuant to the rights agreement or (ii) if the exchange request is satisfied by the delivery of units by BBUC and the exchange is, within the meaning of Section 302(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), in “complete redemption” of the U.S. holder’s equity interest in BBUC, a “substantially disproportionate” redemption of stock, or “not essentially equivalent to a dividend,” applying certain constructive ownership rules that take into account not only the exchangeable shares and other equity interests in BBUC actually owned but also other equity interests in BBUC treated as constructively owned by the U.S. holder for U.S. federal income tax purposes. If an exchange request satisfied by the delivery of units by BBUC is not treated as a sale or exchange under the foregoing rules, then it will be treated as a distribution equal to the amount of cash and the fair market value of the units received, taxable under the rules generally applicable to distributions on stock of a corporation.
In general, if the partnership satisfies an exchange request by delivering units to a U.S. holder pursuant to the partnership’s exercise of the partnership call right, then the U.S. holder’s exchange of exchangeable shares for units will qualify as tax-free under Section 721(a) of the Code, unless, at the time of such exchange, the partnership (i) is a publicly traded partnership treated as a corporation or (ii) would be an “investment company” if it were incorporated for purposes of Section 721(b) of the Code. In the case described in (i) or (ii) of the preceding sentence, a U.S. holder may recognize gain upon the exchange. The general partner of the partnership believes that the partnership will be treated as a partnership and not as a corporation for U.S. federal income tax purposes. In addition, based on the holders’ rights in the event of the liquidation or dissolution of BBUC (or the partnership) and the terms of the exchangeable shares, which are intended to provide an economic return equivalent to the economic return on units (including identical distributions), and taking into account the expected relative values of the partnership’s assets and its ratable share of the assets of its subsidiaries for the foreseeable future, the general partner of the partnership currently expects that a U.S. holder’s exchange of exchangeable shares for units pursuant to the exercise of the partnership call right will not be treated as a transfer to an investment company for purposes of Section 721(b) of the Code. Accordingly, the general partner of the partnership currently expects a U.S. holder’s exchange of exchangeable shares for units pursuant to the partnership’s exercise of the partnership call right to qualify as tax-free under Section 721(a) of the Code. However, no definitive determination can be made as to whether any such future exchange will qualify as tax-free under Section 721(a) of the Code, as this will depend on the facts and circumstances at the time of the exchange. Many of these facts and circumstances are not within the control of the partnership, and no assurance can be provided as to the position, if any, taken by the general partner of the partnership with regard to the U.S. federal income tax treatment of any such exchange. Nor can any assurance be given that the IRS will not assert, or that a court would not sustain, a position contrary to any future position taken by the partnership. If Section 721(a) of the Code does not apply, then a U.S. holder who exchanges exchangeable shares for units pursuant to the partnership’s exercise of the partnership call right will be treated as if the holder had sold in a taxable transaction the holder’s exchangeable shares to the partnership for cash in an amount equal to the value of the units received.
Even if a U.S. holder’s transfer of exchangeable shares in exchange for units pursuant to the partnership’s exercise of the partnership call right qualifies as tax-free under Section 721(a) of the Code, the U.S. holder will be subject to special rules that may result in the recognition of additional taxable gain or income. Under Section 704(c)(1) of the Code, if appreciated property is contributed to a partnership, the contributing partner must recognize any gain that was realized but not recognized for U.S. federal income tax purposes with respect to the property at the time of the contribution (referred to as “built-in gain”) if the partnership sells such property (or otherwise transfers such property in a taxable exchange) at any time thereafter or distributes such property to another partner within seven years of the contribution in a transaction that does not otherwise result in the recognition of built-in gain by the partnership. Under Section 737 of the Code, the U.S. holder could be required to recognize built-in gain if the partnership were to distribute any property of the partnership other than money (or, in certain circumstances, exchangeable shares) to such former holder of exchangeable shares within seven years of exercise of the partnership call right. Under Section 707(a) of the Code, the U.S. holder could also be required to recognize built-in gain if the partnership were to make distributions (other than “operating cash flow distributions,” unless another exception were to apply) to the U.S. holder within two years of exercise of the partnership call right. If a distribution to a U.S. holder within two years of the transfer of exchangeable shares in exchange for units is treated as part of a deemed sale transaction under Section 707(a) of the Code, the U.S. holder will recognize gain or loss in the year of the transfer of exchangeable shares in exchange for units, and, if the U.S. holder has already filed a tax return for such year, the holder may be required to file an amended return. In such a case, the U.S. holder may also be required to report some amount of imputed interest income.
For a more complete discussion of the U.S. federal income tax consequences of the exchange of exchangeable shares for units, see “Material United States Federal Income Tax Considerations” below. The U.S. federal income tax consequences of exchanging exchangeable shares for units are complex, and each U.S. holder should consult its tax advisor regarding such consequences in light of the holder’s particular circumstances.
Canadian federal income tax considerations described herein may be materially and adversely impacted by certain events.
If BBUC ceases to qualify as a “mutual fund corporation” under the Tax Act (as defined below), the income tax considerations described under the heading “Material Canadian Federal Income Tax Considerations” would be materially and adversely different in certain respects.
In general, there can be no assurance that Canadian federal income tax laws respecting the treatment of mutual fund corporations or otherwise respecting the treatment of BBUC, the partnership and the exchange of exchangeable shares for units as described in this prospectus will not be changed in a manner that adversely affects shareholders or unitholders, or that such tax laws will not be administered in a way that is less advantageous to BBUC, the partnership, shareholders or unitholders.
Your investment may change upon an exchange of exchangeable shares for units.
If you exchange exchangeable shares pursuant to the terms set forth the BBUC articles or the rights agreement, you may receive units or cash in exchange for such exchangeable shares. To the extent that you receive units in any such exchange, you will become a holder of limited partnership units of a Bermuda limited partnership rather than a holder of a security of a British Columbia corporation. We are organized as an exempted limited partnership under the laws of Bermuda, whereas BBUC is organized as a British Columbia corporation. Therefore, recipients of units following an exchange of exchangeable shares for units will have different rights and obligations, including voting rights, from those that they had prior to the consummation of the exchange as a holder of exchangeable shares. See “Comparison of Rights of Holders of Exchangeable Shares and Units.” Although the exchangeable shares are intended to provide an economic return, including with respect to distributions, equivalent to units, we can provide no assurance that the units will trade at comparable market prices to the exchangeable shares.
The units may not trade at the same price as the exchangeable shares.
Although the exchangeable shares are intended to provide an economic return that is equivalent to units, there can be no assurance that the market price of units will be equal to the market price of exchangeable shares at any time. Factors that could cause differences in such market prices may include:

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perception and/or recommendations by analysts, investors and/or other third parties that these securities should be priced differently;

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actual or perceived differences in dividends to holders of exchangeable shares versus distributions to holders of units, including as a result of any legal prohibitions;

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business developments or financial performance or other events or conditions that may be specific to only the partnership or BBUC; and

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difficulty in the exchange mechanics between exchangeable shares and units, including any delays or difficulties experienced by the transfer agent in processing the exchange requests.

Any holder requesting an exchange of their exchangeable shares for which BBUC or the partnership elects to provide units in satisfaction of the exchange amount may experience a delay in receiving such units, which may affect the value of the units the holder receives in an exchange.
Each exchangeable share will be exchangeable at the option of the holder for one unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of BBUC or the partnership). See “Exchanges of Exchangeable Shares for Units — Primary Exchange Rights — Adjustments to Reflect Certain Capital Events”. In the event cash is used to satisfy an exchange request, the amount payable per exchangeable share will be equal to the NYSE closing price of one unit on the date that the request for exchange is received by the transfer agent. As a result, any decrease in the value of the units after that date will not affect the amount of cash received. However, any holder whose exchangeable shares are exchanged for units will not receive such units for up to ten (10) business days after the applicable request is received. During this period, the market price of units may decrease. Any such decrease would affect the value of the unit consideration to be received by the holder of exchangeable shares on the effective date of the exchange.
Further, the partnership will be required to maintain an effective registration statement in the United States in order to exchange any exchangeable shares for units. If a registration statement with respect to the units issuable upon any exchange, redemption or acquisition of exchangeable shares (including in connection with any liquidation, dissolution or winding up of BBUC) is not current or is suspended for use by the SEC, no exchange or redemption of exchangeable shares for units may be effected during such period.
Exchanges of exchangeable shares for units may negatively affect the market price of units, and additional issuances of exchangeable shares would be dilutive to units.
Each exchangeable share will be exchangeable by the holder thereof for one unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of our group). See “Exchanges of Exchangeable Shares for Units — Primary Exchange Rights — Adjustments to Reflect Certain Capital Events”. If our group elects to deliver units in satisfaction of any such exchange request, a significant number of additional units may be issued from time to time which could have a negative impact on the market price for units. Additionally, any exchangeable shares issued by BBUC in the future will also be exchangeable for units, and, accordingly, any future exchanges satisfied by the delivery of units would dilute the percentage interest of existing holders of units and may reduce the market price of units.
Our group has the right to elect whether holders of exchangeable shares receive cash or units upon a liquidation or exchange event.
In the event that (i) there is a liquidation, dissolution or winding up of BBUC or the partnership, (ii) BBUC or the partnership exercises its right to redeem (or cause the redemption of) all of the then outstanding exchangeable shares, or (iii) a holder of exchangeable shares requests an exchange of exchangeable shares, holders of exchangeable shares shall be entitled to receive one unit per exchangeable share held (subject to adjustment to reflect certain capital events and certain other payment obligations in the case of a liquidation, dissolution or winding up of BBUC or the partnership) or its cash equivalent. The form of payment will be determined at the election of our group so holders of exchangeable shares will not know whether cash or units will be delivered in connection with any of the events described above. BBUC and the partnership currently intend to satisfy any exchange requests on the exchangeable shares through the delivery of units rather than cash.

BBUC or the partnership may issue additional exchangeable shares or units, respectively, in the future, including in lieu of incurring indebtedness, which may dilute holders of our group’s equity securities. BBUC or the partnership may also issue securities that have rights and privileges that are more favorable than the rights and privileges accorded to our group’s equity holders.
Subject to the terms of any of BBUC securities then outstanding, BBUC may issue additional securities, including exchangeable shares, BBUC class B shares, BBUC class C shares, preference shares, options, rights and warrants for any purpose and for such consideration and on such terms and conditions as BBUC’s board may determine. Subject to the terms of any of BBUC securities then outstanding, BBUC’s board will be able to determine the class, designations, preferences, rights, powers and duties of any additional securities, including any rights to share in BBUC’s profits, losses and dividends, any rights to receive BBUC’s assets upon its dissolution or liquidation and any redemption, conversion and exchange rights. Subject to the terms of any of BBUC securities then outstanding, BBUC’s board may use such authority to issue such additional securities, which would dilute holders of such securities, or to issue securities with rights and privileges that are more favorable than those of the exchangeable shares.
Similarly, under our limited partnership agreement, subject to the terms of any preferred units then outstanding, the general partner may issue additional partnership securities, including units, preferred units, options, rights, warrants and appreciation rights relating to partnership securities for any purpose and for such consideration and on such terms and conditions as the board of the general partner may determine. Subject to the terms of any partnership securities then outstanding, the board of the general partner will be able to determine the class, designations, preferences, rights, powers and duties of any additional partnership securities, including any rights to share in partnership’s profits, losses and dividends, any rights to receive the partnership’s assets upon its dissolution or liquidation and any redemption, conversion and exchange rights. Subject to the terms of any partnership securities then outstanding, the board of the general partner may use such authority to issue such additional partnership securities, which would dilute holders of such securities, or to issue securities with rights and privileges that are more favorable than those of units.
The sale or issuance of a substantial number of exchangeable shares, units or other equity securities of BBUC or the partnership in the public markets, or the perception that such sales or issuances could occur, could depress the market price of units and impair the partnership’s ability to raise capital through the sale of additional units. We cannot predict the effect that future sales or issuances of exchangeable shares, units or other equity securities would have on the market price of units. Subject to the terms of any of our securities then outstanding, holders of units will not have any pre-emptive right or any right to consent to or otherwise approve the issuance of any securities or the terms on which any such securities may be issued.
The rights agreement may terminate on the fifth anniversary of the distribution date.
This rights agreement will terminate on the fifth anniversary of the distribution date, unless the rights agreement is otherwise terminated pursuant to its terms. After such date, holders of exchangeable shares may no longer have the benefit of protections provided for by the rights agreement and will be reliant on the rights provided for in the BBUC articles. In the event that BBUC or the partnership fails to satisfy a request for exchange after the expiry of the rights agreement, a tendering holder will not be entitled to rely on the Secondary Exchange Rights (as defined herein). See “Exchanges of Exchangeable Shares for Units”.
Our limited partnership agreement will provide that the federal district courts of the United States of America are the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This choice of forum provision could limit our unitholders ability to obtain a favorable judicial forum for disputes with directors, officers or employees.
Our limited partnership agreement will be amended on the closing of the Special Distribution to provide, that, unless the partnership consents in writing to the selection of an alternative forum, the federal district courts of the United States, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. In the absence of this provision, under the Securities Act, U.S. federal and state courts have been found to have concurrent jurisdiction over suits brought to enforce duties or liabilities created by the Securities Act. This choice of forum provision will not apply to suits brought to enforce duties or liabilities created by the Exchange Act, which already provides that such federal district courts have exclusive jurisdictions over such suits.

Additionally, investors cannot waive our compliance with federal securities laws of the United States and the rules and regulations thereunder.
The choice of forum provision that will be contained in our limited partnership agreement may limit our unitholders’ ability to bring a claim in a judicial forum that it finds favorable for disputes with the partnership or its directors, officers or other employees, which may discourage such lawsuits against the partnership and its directors, officers and other employees. However, the enforceability of similar choice of forum provisions in other companies’ governing documents has been challenged in recent legal proceedings, and it is possible that a court in the relevant jurisdictions with respect to the partnership could find the choice of forum provision that will be contained in our limited partnership agreement to be inapplicable or unenforceable. While the Delaware Supreme Court ruled in March 2020 that U.S. federal forum selection provisions purporting to require claims under the Securities Act be brought in a U.S. federal court are “facially valid” under Delaware law, there can be no assurance that the courts in Bermuda, and other courts within the United States, reach a similar determination regarding the choice of forum provision that will be contained in our limited partnership agreement. If the relevant court were to find the choice of forum provision that will be contained in our limited partnership agreement to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition and operating results.

USE OF PROCEEDS
None of the partnership, BBUC or Brookfield will receive any cash proceeds from the issuance or delivery of any units upon exchange, redemption or acquisition, as applicable, of exchangeable shares pursuant to this prospectus. See “Exchanges of Exchangeable Shares for Units” below.

CAPITALIZATION
The following table sets forth the partnership’s cash and capitalization as at September 30, 2021, on an actual basis and after giving effect to the Special Distribution and the transfer of certain business services and industrials operations from the partnership to BBUC as though it had occurred on September 30, 2021; and for the nine months ended September 30, 2021 as if the Special Distribution and the transfer of certain business services and industrials operations from the partnership took place on January 1, 2021.
The effect of the Special Distribution on the partnership’s financial statements will be such that exchangeable shares issued by BBUC will be classified as non-controlling interests within the consolidated financial statements of the partnership on the basis that these exchangeable shares represent equity in a subsidiary not attributable, directly or indirectly, to the parent, being the partnership. Consequently, equity attributed to limited partners and non-controlling interest — redemption/exchange units held by Brookfield will be reduced by $730 million and $652 million, respectively, as at the effective date of the Special Distribution with a corresponding increase in the amount of non-controlling interest attributable to the exchangeable shares. The effect of the Special Distribution on the consolidated financial statements of the partnership relating to equity, net income attributable to unitholders and non-controlling interest attributable to exchangeable shares, and basic and diluted earnings per unit attributable to limited partners is as follows:
US$ MILLIONS, EXCEPT PER UNIT AMOUNTS	Actual	Following the Special Distribution
As at September 30, 2021
Assets
Cash and cash equivalents	$2,371	$2,371
Liabilities
Non-recourse borrowings in subsidiaries of the partnership	21,338	21,338
Equity
Limited partners
Limited partners	2,186	1,456
Non-controlling interest
Redemption-exchange units held by Brookfield	1,957	1,305
Special limited partners	—	—
Preferred shares	15	15
Interest of others in operating subsidiaries	6,940	6,940
BBUC exchangeable shares	—	1,382
Total equity	$11,098	$11,098

US$ MILLIONS, EXCEPT PER UNIT AMOUNTS	Actual	Following the Special Distribution
For the nine months ended September 30, 2021
Net income (loss)	$2,038	$2,038
Attributable to:
Limited partners	$277	$185
Non-controlling interests attributable to:
Redemption-exchange units held by Brookfield	246	164
Special Limited Partners	79	79
BBUC exchangeable shares	—	174
Interest of others in operating subsidiaries	1,436	1,436
	$2,038	$2,038
Basic and diluted earnings (loss) per limited partner unit	$3.53	$2.35
For additional information with respect to the partnership, see “Where You Can Find More Information” and “Documents Incorporated by Reference”.

EXCHANGES OF EXCHANGEABLE SHARES FOR UNITS
The exchange rights relating to the exchangeable shares are set forth in the BBUC articles and the rights agreement, which will be effective on or prior to the consummation of the Special Distribution, and are filed as exhibits to the registration statement of which this prospectus forms a part. Upon exchange, holders of exchangeable shares will receive, with respect to each exchanged share, either (i) one unit or (ii) cash in an amount equivalent to the market value of one unit, in each case as described in further detail below.
Primary Exchange Rights
At any time after the distribution date, holders of exchangeable shares shall have the right to exchange all or a portion of their exchangeable shares for one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BBUC or the partnership as described below in “— Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one unit on the date that the request for exchange is received by BBUC’s transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid dividends, if any (the form of payment to be determined at the sole election of our group). Holders of exchangeable shares that hold such shares through a broker must contact their brokers to request an exchange on their behalf. Holders of exchangeable shares that are registered holders must contact BBUC’s transfer agent and follow the process described below.
Each holder of exchangeable shares who wishes to exchange one or more of his or her exchangeable shares for units or its cash equivalent is required to complete and deliver a notice of exchange in the form available from BBUC’s transfer agent. Upon receipt of a notice of exchange, BBUC shall, within ten (10) business days after the date that the notice of exchange is received by BBUC’s transfer agent, deliver to the tendering holder of exchangeable shares, in accordance with instructions set forth in the notice of exchange, one unit per exchangeable share held (subject to adjustments in the event of certain dilutive or other capital events by BBUC or the partnership as described below in “— Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one unit on the date that the request for exchange is received by BBUC’s transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid dividends, if any (the form of payment to be determined at the sole election of BBUC). Upon completion of the exchange of any exchangeable shares as described herein, the holder of exchangeable shares who has exchanged their exchangeable shares will have no further right, with respect to any exchangeable shares so exchanged, to receive any dividends on exchangeable shares with a record date on or after the date on which such exchangeable shares are exchanged.
Notwithstanding the paragraph above, when a notice of exchange has been delivered to each of BBUC and the partnership and, until such time as the rights agreement is terminated, Brookfield, by BBUC’s transfer agent on behalf of a tendering holder of exchangeable shares, BBUC will promptly, and in any event, within one (1) business day after receipt thereof, deliver to each of Brookfield and the partnership a written notification of BBUC’s receipt of such notice of exchange setting forth the identity of the holder of exchangeable shares who wishes to exchange such exchangeable shares and the number of exchangeable shares to be exchanged. We may elect to satisfy our exchange obligation by acquiring all of the tendered exchangeable shares in exchange for one unit per exchangeable share held (subject to adjustments in the event of certain dilutive or other capital events by BBUC or the partnership as described below in “— Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one unit on the date that the request for exchange is received by BBUC’s transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid dividends, if any (the form of payment to be determined at the sole election of the partnership). If we elect to satisfy our exchange obligation, we shall, within three (3) business days from the receipt of the holder’s notice of exchange, provide written notice to BBUC’s transfer agent of our intention to satisfy the exchange obligation and shall satisfy such obligation within ten (10) business days from the date that the notice of exchange is received by BBUC’s transfer agent by delivering to such holder of exchangeable shares the units or its cash equivalent. Our unitholders are not entitled to vote on the partnership’s exercise of the overriding call right described in the preceding sentences.
In the event that a tendering holder of exchangeable shares has not received the number of units or its cash equivalent (the form of payment to be determined by BBUC or the partnership in each of their sole discretion) in satisfaction of the tendered exchangeable shares, then such tendering holder of exchangeable shares will be entitled to receive the equivalent of such cash amount or units amount from Brookfield pursuant to the rights agreement until the fifth anniversary of the distribution date. In this scenario, the tendered exchangeable shares will be delivered to the rights agent (as defined below) in exchange for the delivery of the equivalent of the cash amount or units amount from a collateral account of Brookfield administered by the rights agent. See the section entitled “— Secondary Exchange Rights” for a further description of the rights agreement. Prior to completion of the Special Distribution, the partnership will agree to indemnify Brookfield, in its capacity as selling securityholder, for certain liabilities under applicable securities laws concerning selling securityholders, in connection with any units delivered by Brookfield pursuant to the rights agreement.
No Fractional Units.   No fractional units will be issued or delivered upon exchange of exchangeable shares. In lieu of any fractional units to which the tendering holder of exchangeable shares would otherwise be entitled at our group’s election, our group will pay an amount in cash equal to the unit value on the trading day immediately preceding the exchange date multiplied by such fraction of a unit.
Adjustments to Reflect Certain Capital Events.   The conversion factor (which initially shall be one) is subject to adjustment in accordance with the BBUC articles to reflect certain capital events, including (i) if the partnership or BBUC declares or pays a distribution to its unitholders consisting wholly or partly of units or a dividend to its shareholders consisting wholly or partly of exchangeable shares, as applicable, without a corresponding distribution or dividend, as applicable, being declared or paid by the other entity; (ii) if the partnership or BBUC splits, subdivides, reverse-splits or combines its outstanding units or exchangeable shares, as applicable, without a corresponding event occurring at the other entity; (iii) if the partnership or BBUC distributes any rights, options or warrants to all or substantially all holders of its units or exchangeable shares to convert into, exchange for or subscribe for or to purchase or to otherwise acquire units or exchangeable shares (or other securities or rights convertible into, exchangeable for or exercisable for units or exchangeable shares), as applicable, without a corresponding distribution of rights, options or warrants by the other entity; (iv) if the partnership distributes to all or substantially all holders of units evidences of its indebtedness or assets (including securities), or assets or rights, options or warrants to convert into, exchange for or subscribe for or to purchase or to otherwise acquire such securities but excluding all distributions where a comparable distribution (or the cash equivalent) is made by BBUC; or (v) if the partnership or one of its subsidiaries makes a payment in respect of a tender or exchange offer for the units (but excluding for all purposes any exchange or tender offer to exchange units for exchangeable shares or any other security economically equivalent to units), to the extent that the cash and value of any other consideration included in the payment per unit exceeds certain thresholds.
Secondary Exchange Rights
Brookfield will, on or prior to the completion of the Special distribution, enter into the rights agreement with the Wilmington Trust, National Association (the “rights agent”), pursuant to which Brookfield will agree that, until the fifth anniversary of the distribution date, upon an exchange of exchangeable shares, if BBUC has not satisfied its obligation under the BBUC articles by delivering the unit amount or its cash equivalent amount (or the partnership has not exercised its call right), Brookfield will satisfy, or cause to be satisfied, the obligations pursuant to the BBUC articles to exchange such exchangeable shares for the unit amount or its cash equivalent. Brookfield currently intends to satisfy any exchange requests on the exchangeable shares through the delivery of units rather than cash. The Master Services Agreement between Brookfield, the partnership, Holding LP and others will be amended to provide that, so long as Brookfield is a party to the rights agreement, Brookfield shall have a consent right prior to the issuance by BBUC of any exchangeable shares, subject to certain exceptions. The summary that follows assumes that the rights agreement has been entered into.
Appointment of Rights Agent; Term.   The rights agent has agreed to act as the rights agent for the holders, as a class and not individually, of the exchangeable shares. Pursuant to and subject to the terms and conditions set forth in the BBUC articles, a holder of exchangeable shares may request to exchange each exchangeable share (the “subject exchangeable share”) for one unit per exchangeable share held (subject to adjustment to reflect certain capital events or its cash equivalent (the form of payment to be determined at the election of our group) — see “— Primary Exchange Rights — Adjustments to Reflect Certain Capital Events” above). Upon receipt of a notice of exchange, BBUC shall, within ten (10) business days after the date that the notice of exchange is received by BBUC’s transfer agent (the “specified exchange date”) deliver to the tendering holder of exchangeable shares, such unit or cash amount. Pursuant to the rights agreement, Brookfield has agreed that, in the event that, on the applicable specified exchange date with respect to any subject exchangeable shares, (i) BBUC has not satisfied its obligation under the BBUC articles by delivering the unit or cash amount and (ii) the partnership has not, upon its election in its sole and absolute discretion, acquired such subject exchangeable share from the holder thereof and delivered the unit or cash amount, Brookfield will satisfy, or cause to be satisfied, the obligations pursuant to the BBUC articles to exchange such subject exchangeable shares for the unit amount or the cash amount. The holders of exchangeable shares have a right to receive the unit amount or the cash amount in such circumstances (the “Secondary Exchange Rights”).
The Secondary Exchange Rights are a part of the terms of the exchangeable shares and may not be evidenced, transferred or assigned separate or apart from the exchangeable shares. The obligations of the rights agent under the rights agreement will become effective on the distribution date.
This rights agreement will terminate on the fifth anniversary of the distribution date, unless otherwise terminated pursuant to its terms as described below.
As at the date of the rights agreement, Brookfield will represent and warrant that Brookfield has the financial capacity to pay and perform its obligations under the rights agreement.
Satisfaction of Secondary Exchange Rights.   In accordance with the rights agreement, Brookfield has agreed to satisfy, or cause to be satisfied, the obligations with respect to the Secondary Exchange Rights contained in the BBUC articles. The rights agent has agreed to establish a collateral account, and Brookfield will contribute an amount of cash or securities in accordance with the rights agreement (as further described below) in order to enable the rights agent to exchange subject exchangeable shares for the cash amount or the unit amount in accordance with the rights agreement.
In accordance with the BBUC articles, BBUC is required to deliver a notice (the “BBUC notice”) to the rights agent and Brookfield on the specified exchange date if the conditions to the exercise of the Secondary Exchange Rights with respect to any subject exchangeable shares have been satisfied. The BBUC notice must set forth the unit amount and the cash amount for such subject exchangeable shares and any necessary wire transfer or other delivery instructions. Brookfield may provide notice to the rights agent by the business day immediately following receipt of the BBUC notice, providing that Brookfield has elected, in Brookfield’s sole discretion, to fund the cash amount. If the rights agent has not received such notice from Brookfield, the rights agent must exchange the subject exchangeable shares for a number of units held in the collateral account equal to the unit amount and promptly, and in any event within two (2) business days, deliver such units from the collateral account to the holder of the subject exchangeable shares. If there are not enough units in the collateral account to satisfy the unit amount with respect to one or more of such subject exchangeable shares, the rights agent will exchange such subject exchangeable shares for an amount of cash from the collateral account equal to the cash amount and promptly, and in any event within two (2) business days, deliver the cash amount to the holder of the subject exchangeable shares.
If the holder of subject exchangeable shares has not received the units amount or the cash amount by the specified exchange date, the holder of subject exchangeable shares may deliver, or cause to be delivered, a notice (the “exchanging shareholder notice”) to the rights agent and Brookfield. The exchanging shareholder notice must set forth the number of such subject exchangeable shares and any necessary wire transfer or other delivery instructions and be in a format that is acceptable to the rights agent. As promptly as practicable and in an event on or prior to the next business day following receipt of the exchanging shareholder notice, Brookfield will provide notice to the rights agent (i) setting forth the unit amount and the cash amount for such subject exchangeable shares and (ii) either (a) providing that Brookfield has elected, in Brookfield’s sole discretion, to fund the cash amount or (b) instructing the rights agent to exchange each subject exchangeable share. Brookfield is not obligated to deliver such notice if it has determined in good faith that the conditions to the exercise of the Secondary Exchange Right have not been satisfied. On or prior to the second business day following receipt by the rights agent of such instruction by Brookfield, the exchanging shareholder notice and the subject exchangeable shares, the rights agent will exchange such subject exchangeable shares for the unit amount from the collateral account or, if there are not enough units in the collateral account, for the cash amount from the collateral account.
With respect to any exchange of subject exchangeable shares, Brookfield may elect to instruct the rights agent to exchange the subject exchangeable shares for the cash amount. If Brookfield makes such an election and there is not a sufficient amount of cash in the collateral account, Brookfield must deposit the required amount into the collateral account simultaneously with such election.
In connection with the exercise by a holder of the Secondary Exchange Rights with respect to any subject exchangeable shares held through the Depository Trust Company (“DTC”), such holder will deliver to the rights agent such subject exchangeable shares pursuant to DTC’s applicable procedures. In addition, such holder will deliver to the rights agent via e-mail on the business day prior to delivery of such subject exchangeable shares a copy of the exchanging shareholder notice, if applicable.
Receipt of Subject Exchangeable Shares; Withholding.   Holders of subject exchangeable shares will deliver such shares free and clear of all liens, claims and encumbrances, and should any such liens, claims and encumbrances exist with respect to such subject exchangeable shares, the holder of such subject exchangeable shares will not be entitled to exercise its Secondary Exchange Rights with respect to such shares. Each holder of subject exchangeable shares will pay to Brookfield the amount of any tax withholding due upon the exchange of such shares and, in the event Brookfield elects to acquire some or all of the subject exchangeable shares in exchange for the cash amount, will authorize Brookfield to retain a portion of the cash amount to satisfy tax withholding obligations. If Brookfield elects to acquire some or all of the subject exchangeable shares in exchange for the unit amount, Brookfield may elect to either satisfy the amount of any tax withholding by retaining units with a fair market value equal to the amount of such obligation, or satisfy such tax withholding obligation using amounts paid by Brookfield, which amounts will be treated as a loan by Brookfield to the holder of the subject exchangeable shares, in each case, unless the holder, at the holder’s election, has made arrangements to pay the amount of any such tax withholding.
Units Record Date.   Each former holder of subject exchangeable shares who receives the unit amount will be deemed to have become the owner of the units as of the date upon which such subject exchangeable shares are duly surrendered in accordance with the rights agreement.
Collateral Account.   Brookfield or its affiliates will establish one or more non-interest bearing trust accounts to be administered by the rights agent (the “collateral account(s)”). At all times on and after the date of issuance of any exchangeable shares by BBUC, Brookfield will ensure that the aggregate of (i) the units in or issuable pursuant to any convertible securities in the collateral account (the “collateral account unit balance”) and (ii) the number of units equal to the aggregate amount of cash in the collateral account divided by the value of a unit (the “collateral cash balance” and, together with the collateral account unit balance, the “collateral account balance”) will at all times be equal to or exceed the number of units that is equal to the product of the total number of exchangeable shares outstanding (excluding those owned by Brookfield or its affiliates) multiplied by the conversion factor in accordance with the BBUC articles (the “required collateral account balance”).
If the collateral account balance is at any time less than the required collateral account balance, Brookfield will, within two (2) business days, deposit or cause to be deposited into the collateral account either (i) a number of units or any security convertible into or redeemable for units (other than exchangeable shares) (the “unit convertibles”), or (ii) an amount of cash or cash equivalents, in each case in an amount necessary to cause the collateral account balance to be at least equal to the required collateral account balance. To the extent that conversion or redemption of a unit convertible results in the imposition of any fees, payments, premiums or penalties, such fees, payments, premiums or penalties will be borne by Brookfield or its affiliates, and must either be satisfied directly by Brookfield or such affiliates or will be deemed to reduce the collateral account balance. Brookfield must keep the rights agent informed of the collateral account balance and the required collateral account balance in writing on a regular basis, and must inform the rights agent in writing within two (2) business days of any change in the collateral account balance or the required collateral account balance for any reason, including as a result of an adjustment to the conversion factor pursuant to the BBUC articles.
Brookfield and its affiliates will not be entitled to withdraw any unit or unit convertible from the collateral account, except (i) if the collateral account balance exceeds the required collateral account balance, either as a result of a change in the conversion factor pursuant to the BBUC articles or a decrease in the number of exchangeable shares outstanding (excluding exchangeable shares held by Brookfield or its affiliates) or (ii) upon the deposit by Brookfield or its affiliates of an amount in cash or cash equivalents equal to one hundred and fifty percent (150%) of the value of the units withdrawn.

If the collateral account contains any amount of cash in lieu of units, such cash amount is required to be no less than the product of the required collateral account balance minus the collateral account unit balance, multiplied by one hundred and twenty-five percent (125%) of the value of a unit (the “required collateral account cash balance”). If at any time the collateral account cash balance is less than the required collateral account cash balance, Brookfield will within two (2) business days cause to be deposited cash or cash equivalents in the collateral account in an amount sufficient to cause the collateral account cash balance to be at least equal to the required collateral account cash balance.
Brookfield and its affiliates will not be entitled to withdraw any cash or cash equivalents from the collateral account, except (i) to the extent the collateral account cash balance is greater than one hundred and twenty percent (120%) of the required collateral account cash balance or (ii) upon the deposit in the collateral account of a corresponding number of units or unit convertibles.
Registration of Units.   Brookfield has agreed that if a shelf registration statement has not been effective for five (5) consecutive business days with respect to all of the units in the collateral account, including units issuable from time to time upon conversion of or redemption for unit convertibles, and the transfer of such units from the collateral account to a holder of subject exchangeable shares, Brookfield will cause to be deposited into the collateral account an amount of cash or cash equivalents equal to one hundred and fifty percent (150%) of the value of all units (including units issuable from time to time upon conversion of or redemption for unit convertibles) held in the collateral account at such time; provided, however, no such deposit is required to the extent all of the units in the collateral account, including units issuable from time to time upon conversion of or redemption for unit convertibles, and the transfer of such units from the collateral account to a holder of subject exchangeable shares, are registered under an effective shelf registration statement.
Termination or Amendment.   This rights agreement will terminate automatically on the earliest of (i) the date on which there are no exchangeable shares outstanding, other than exchangeable shares owned by Brookfield or its affiliates and (ii) the fifth anniversary of distribution date. Brookfield may not, without the affirmative vote of holders of at least two-thirds (2∕3rds) of the outstanding exchangeable shares not held by Brookfield, voting as a class, and the approval of a majority of the independent directors of BBUC, materially amend, modify, or alter the rights agreement or repeal, terminate or waive any rights under the rights agreement. After the expiry of the rights agreement, holders of exchangeable shares will continue to have all of the rights provided for in the BBUC articles but will no longer be entitled to rely on the Secondary Exchange Rights.
Redemption
BBUC’s board of directors will have the right upon sixty (60) days’ prior written notice to holders of exchangeable shares to redeem all of the then outstanding exchangeable shares at any time and for any reason, in its sole discretion and subject to applicable law, including without limitation following the occurrence of any of the following redemption events: (i) the total number of exchangeable shares outstanding decreases by 50% or more over any twelve-month period; (ii) a person acquires 90% of the units in a take-over bid (as defined by applicable securities law); (iii) unitholders of the partnership approve an acquisition of the partnership by way of arrangement or amalgamation; (iv) unitholders of the partnership approve a restructuring or other reorganization of the partnership; (v) there is a sale of all or substantially all of the partnership assets; (vi) there is a change of law (whether by legislative, governmental or judicial action), administrative practice or interpretation, or a change in circumstances of BBUC and its shareholders, that may result in adverse tax consequences for BBUC or its shareholders; or (vii) BBUC’s board of directors, in its sole discretion, concludes that the unitholders of the partnership or holders of exchangeable shares are adversely impacted by a fact, change or other circumstance relating to BBUC. For greater certainty, unitholders do not have the ability to vote on such redemption and the BBUC board’s decision to redeem all of the then outstanding exchangeable shares will be final. In addition, the holder of BBUC class B shares may deliver a notice to BBUC specifying a redemption date upon which BBUC shall redeem all of the then outstanding exchangeable shares, and upon sixty (60) days’ prior written notice from BBUC to holders of the exchangeable shares and without the consent of holders of exchangeable shares, BBUC shall be required to redeem all of the then outstanding exchangeable shares on such redemption date, subject to applicable law.

Upon any such redemption event, the holders of exchangeable shares shall be entitled to receive pursuant to such redemption one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BBUC or the partnership as described above in “— Primary Exchange Right — Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one unit on the trading day immediately preceding the announcement of such redemption plus all unpaid dividends, if any (the form of payment to be determined at the election of BBUC).
Notwithstanding the foregoing, upon any redemption event, we may elect to acquire all of the outstanding exchangeable shares in exchange for one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BBUC or the partnership as described above in “— Primary Exchange Right — Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one unit on the trading day immediately preceding the announcement of such redemption plus all unpaid dividends, if any (the form of payment to be determined at our election). Our unitholders are not entitled to vote on our exercise of the overriding call right described in the preceding sentences.
Liquidation
Upon any liquidation, dissolution or winding up of BBUC, and subject to the prior rights of holders of all classes and series of preferred shares and any other class of shares of BBUC ranking in priority or ratably with the exchangeable shares and after the payment in full to (i) any holder of exchangeable shares that has submitted a notice of the exercise of the exchange rights described above or any holder of BBUC class C shares that has submitted a notice of BBUC class C retraction, in each case at least ten (10) days prior to the date of the liquidation, dissolution or winding up, and (ii) any holder of BBUC class B shares that has submitted a notice of retraction at least thirty (30) days prior to the date of the liquidation, dissolution or winding up, the holders of exchangeable shares shall be entitled to an amount in cash per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BBUC or the partnership as described above in “— Primary Exchange Right — Adjustments to Reflect Certain Capital Events”) equal to the NYSE closing price of one unit on the trading day immediately preceding announcement of such liquidation, dissolution or winding up, plus all unpaid dividends, if any. If, upon any such liquidation, dissolution or winding up, the assets of BBUC are insufficient to make such payment in full, then the assets of BBUC will be distributed among the holders of exchangeable shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled to receive.
Notwithstanding the foregoing, upon any liquidation, dissolution or winding up of BBUC, (i) BBUC may elect to redeem all of the outstanding exchangeable shares for one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or the partnership as described above “— Primary Exchange Right — Adjustments to Reflect Certain Capital Events”), plus all unpaid dividends, if any, and (ii) we may elect to acquire all of the outstanding exchangeable shares for one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BBUC or the partnership as described above in “— Primary Exchange Right — Adjustments to Reflect Certain Capital Events”) plus all unpaid dividends, if any. Unitholders are not entitled to vote on any such redemption of the exchangeable shares by BBUC or on the partnership’s exercise of the overriding call right described in the preceding sentences.
Automatic Redemption upon Liquidation of the Partnership
Upon any liquidation, dissolution or winding up of the partnership, including where substantially concurrent with a liquidation, dissolution or winding up of BBUC, all of the then outstanding exchangeable shares will be automatically redeemed by BBUC, in BBUC’s sole and absolute discretion, on the day prior to the liquidation, dissolution or winding up of the partnership. In such case, each holder of exchangeable shares shall be entitled to one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BBUC or the partnership as described above in “— Primary Exchange Right — Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one unit on the trading day immediately preceding the announcement of such redemption plus all unpaid dividends, if any (the form of payment to be determined at the election of BBUC).
Notwithstanding the foregoing, upon any such redemption, we may elect to acquire all of the outstanding exchangeable shares in exchange for one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BBUC or the partnership as described above in “— Primary Exchange Right — Adjustments to Reflect Certain Capital Events”) plus all unpaid dividends, if any. The acquisition by the partnership of all the outstanding exchangeable shares will occur on the day prior to the effective date of the liquidation, dissolution or winding up of the partnership. Unitholders are not entitled to vote on the partnership’s exercise of the overriding call right described in the preceding sentences.
Registration Rights Agreement
Prior to the completion of the Special Distribution, the partnership, BBUC and Brookfield will enter into a registration rights agreement, comparable to the registration rights agreement existing between Brookfield and the partnership. Under the such registration rights agreement, BBUC and the partnership will agree that, upon the request of Brookfield, BBUC and the partnership will, as necessary take such actions to register for sale and qualify for distribution under applicable securities laws any of the exchangeable shares held by Brookfield and the underlying units that may be issued or delivered to satisfy any exchange, redemption or acquisition of exchangeable shares (including, if applicable, in connection with liquidation, dissolution or winding up of BBUC). In the registration rights agreement, BBUC will agree to pay expenses in connection with such registration and sales and will indemnify Brookfield for material misstatements or omissions in the registration statement. This prospectus constitutes a prospectus of the partnership with respect to the delivery of units to holders of exchangeable shares upon exchange, redemption or acquisition, as applicable, of exchangeable shares as contemplated by the registration rights agreement.

DESCRIPTION OF THE PARTNERSHIP’S CAPITAL STRUCTURE
The following is a description of the material terms of the units and a summary of certain terms of the limited partnership agreement of the partnership, as amended (the “limited partnership agreement”), which is incorporated herein by reference. For more information on the limited partnership agreement, see Item 10.B, “Additional Information — Memorandum and Articles of Association — Description of Our Units and Our Limited Partnership Agreement” in our Annual Report on Form 20-F, which is incorporated by reference herein.
Our authorized partnership interests consist of an unlimited number of units and any additional partnership interests representing limited partnership interests of the partnership that may be issued. As of December 31, 2021, there were approximately 77 million units outstanding (or approximately 147 million units assuming the exchange of all redemption/exchange units). The redemption/exchange units are subject to a redemption-exchange mechanism pursuant to which units may be issued in exchange for redemption/exchange units on a one for one basis. Brookfield owns, directly and indirectly, approximately 64.5% of the partnership assuming the exchange of all of the redemption/exchange units held by Brookfield.
The units are non-voting limited partnership interests in the partnership. Holders of units are not entitled to the withdrawal or return of capital contributions in respect of the units, except to the extent, if any, that distributions are made to such holders pursuant to the limited partnership agreement or upon the liquidation of the partnership as described in our Annual Report on Form 20-F or as otherwise required by applicable law. Except to the extent expressly provided in the limited partnership agreement, a holder of units will not have priority over any other holder of units, either as to the return of capital contributions or as to profits, losses or distributions. Holders of units will not be granted any preemptive or other similar right to acquire additional interests in the partnership. In addition, holders of units do not have any right to have their units redeemed by the partnership.
Further, the partnership’s limited partners, in their capacities as such, may not take part in the management or control of the activities and affairs of the partnership and do not have any right or authority to act for or to bind the partnership or to take part or interfere in the conduct or management of the partnership. Limited partners are not entitled to vote on matters relating to the partnership, although holders of the units are entitled to consent to certain matters as described in the limited partnership agreement of the partnership which may be effected only with the consent of the holders of the percentages of outstanding units specified in the limited partnership agreement. Each unit shall entitle the holder thereof to one vote for the purposes of any approvals of holders of units.
Further, subject to the terms of any preferred units of the partnership then outstanding, the limited partnership agreement authorizes us to establish one or more classes, or one or more series of any such classes of preferred units of the partnership with such designations, preferences, rights, powers and duties as shall be determined by the general partner in its sole discretion, including: (i) the right to share in our profits and losses or items thereof; (ii) the right to share in our distributions; (iii) the rights upon our dissolution and liquidation; (iv) whether, and the terms and conditions upon which, we may or shall be required to redeem preferred units (including sinking fund provisions); (v) whether such preferred unit is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each preferred unit will be issued, evidenced by certificates and assigned or transferred; and (viii) the requirement, if any, of each such preferred unit to consent to certain partnership matters.
For a more detailed description of the units, please refer to our Annual Report on Form 20-F, as updated by our subsequent filings with the SEC that are incorporated herein by reference.

COMPARISON OF RIGHTS OF HOLDERS OF EXCHANGEABLE SHARES AND UNITS
BBUC is a corporation existing under British Columbia law. The partnership is an exempted limited partnership existing under Bermuda law. The rights of holders of exchangeable shares will be governed by the Business Corporations Act (British Columbia) (“BCBCA”) and the BBUC articles. The rights of holders of the units are governed by the partnership’s limited partnership agreement and certain provisions of Bermuda law.
The following comparison is a summary of certain material differences between the rights of holders of exchangeable shares and holders of units under the governing documents of BBUC and the partnership and the applicable laws noted above. The following summary is qualified in its entirety by reference to the relevant provisions of (i) the BCBCA; (ii) the Bermuda Limited Partnership Act 1883, the Bermuda Exempted Partnerships Act 1992 and the Bermuda Partnership Act 1902; (iii) the BBUC articles; (iv) the partnership’s limited partnership agreement, as amended from time to time; and (v) the bye-laws of the general partner.
This section does not include a complete description of all of the differences between the rights of holders of exchangeable shares and holders of units, nor does it include a complete description of the specific rights of such holders. Furthermore, the identification of some of the differences in the rights of such holders is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of British Columbia law and Bermuda law, as well as the governing documents of each of BBUC and the partnership, each as amended, restated, supplemented or otherwise modified from time to time, copies of which are available, without charge, to any person, including any beneficial owner of units to whom this prospectus is delivered, by following the instructions listed under “Where You Can Find More Information”.
	EXCHANGEABLE SHARES	UNITS
Corporate Governance	BBUC is a corporation formed under the laws of the Province of British Columbia. The rights of holders of exchangeable shares, upon completion of the Special Distribution, will be governed by the BCBCA and the BBUC articles.	The partnership is a Bermuda-exempted limited partnership registered under the Bermuda Limited Partnership Act 1883 and the Bermuda Exempted Partnerships Act 1992. The partnership’s limited partnership agreement provides for the management and control of the partnership by a general partner, the partnership’s general partner.
Authorized Capital
BBUC is authorized to issue an unlimited number of: (i) exchangeable shares; (ii) BBUC class B shares; (iii) BBUC class C shares; (iv) BBUC class A senior preferred shares, issuable in series, and (v) BBUC class B junior preferred shares, issuable in series. All exchangeable shares, BBUC class B shares, BBUC class C shares, BBUC class A senior preferred shares and BBUC class B junior preferred shares will be issued without par value. The number of authorized exchangeable shares can be changed in accordance with the BBUC articles or, if the BBUC articles are silent, by special resolution, in accordance with s. 54(3)(c) of the BCBCA.
Subject to the BBUC articles, including the terms of the shares then outstanding, BBUC’s board of directors has broad rights to issue additional shares (including new classes of shares and options, rights,

The partnership is a Bermuda-exempted limited partnership registered under the Bermuda Limited Partnership Act 1883 and the Bermuda Exempted Partnerships Act 1992. The partnership’s limited partnership agreement provides for the management and control of the partnership by a general partner, the partnership’s general partner.
The partnership’s interests consist of the general partner unit, which represents the general partnership interest, and the units, representing limited partnership interests in the partnership, and any additional partnership interests representing limited partnership interests that it may issue in the future.
The partnership’s general partner has broad rights to cause the partnership to issue additional partnership interests and may cause the partnership to issue additional partnership interests (including new classes

	EXCHANGEABLE SHARES	UNITS
	warrants, and appreciation rights relating to such shares) for any purpose, at any time and on such terms and conditions as it may determine without the approval of any shareholders. Any additional shares may be issued in one or more classes, or one or more series of classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of shares) as may be determined by BBUC’s board of directors in its sole discretion.	of partnership interests and options, rights, warrants and appreciation rights relating to such interests) for any partnership purpose, at any time and on such terms and conditions as it may determine without the approval of any limited partners. Any additional partnership interests may be issued in one or more classes, or one or more series of classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of partnership interests) as may be determined by the partnership’s general partner in its sole discretion, all without the approval of the partnership’s limited partners.
Voting Rights
Except as otherwise expressly provided in the BBUC articles or as required by law, the holders of exchangeable shares and BBUC class B shares, will vote together and not as separate classes. Each holder of an exchangeable share will be entitled to cast one vote per exchangeable share on all matters submitted to a vote. On each such matter, the holders of BBUC class B shares will be entitled to cast, in the aggregate, a number of votes equal to three times the number of votes attached to the exchangeable shares. As Brookfield Business Partners will hold all of the class B shares, it will hold 75% of the votes eligible to be cast on all matters where the exchangeable shares and class B shares vote together.
At any time that no exchangeable shares are outstanding and for any vote held only in respect of the BBUC class B shares, the holder of the BBUC class B shares will be entitled to cast one vote per BBUC class B share. At any time that no exchangeable shares are outstanding, quorum will be at least one holder of BBUC class B shares.
Limited partners are not entitled to vote on matters relating to the partnership, although holders of units are entitled to consent to certain matters with respect to certain amendments to the partnership’s limited partnership agreement and certain matters with respect to the withdrawal of the partnership’s general partner. Each unit entitles the holder thereof to one vote for the purposes of any approvals of holders of units. In addition to their rights under the partnership’s limited partnership agreement, limited partners have consent rights with respect to certain fundamental matters and on any other matters that require their approval in accordance with applicable securities laws and stock exchange rules.
Size of Board	Following completion of the Special Distribution, BBUC’s board will be set at nine (9) directors. BBUC’s board of directors may consist of between three (3) and eleven (11) directors or such other number of directors as may be determined from time to time by a resolution of BBUC’s shareholders and subject to the BBUC articles. BBUC’s board of directors is expected to mirror the board of directors	The partnership’s general partner board of directors is currently set at eight (8) directors but is expected to be set at seven (7) directors following the expected resignation of David Court prior to the Special Distribution. The board may consist of between three (3) and eleven (11) directors or such other number of directors as may be determined from time to time by a resolution of the shareholders of the

	EXCHANGEABLE SHARES	UNITS

of the general partner of the partnership, except for two additional non-overlapping directors to assist us with, among other things, resolving any conflicts of interest that may arise from BBUC’s relationship with Brookfield Business Partners. David Court and Michael Warren will initially serve as the non-overlapping members of BBUC’s board of directors. Mr. Court has served on the board of directors of the general partner of the partnership since February 2018 and will resign from such board of directors prior to the Special Distribution.
At least three (3) directors and at least a majority of the directors holding office must be independent of BBUC, as determined by the full board using the standards for independence established by the NYSE. Mr. Warren is not a director of the general partner of the partnership and will be joining BBUC’s board of directors in connection with the completion of the Special Distribution.
partnership’s general partner and subject to its bye-laws. At least three (3) directors and at least a majority of the directors holding office must be independent of the partnership’s general partner and Brookfield, as determined by the full board of directors using the standards of independence established by NYSE.
Election and Removal of Directors	BBUC’s board is elected by its shareholders and each of its current directors will serve until immediately before the election or appointment of directors at the next annual meeting of shareholders of BBUC or his or her death, resignation or removal from office, whichever occurs first. Vacancies on BBUC’s board of directors may be filled and additional directors may be added by a resolution of BBUC’s shareholders or a vote of the directors then in office. A director may be removed from office by a special resolution duly passed by BBUC’s shareholders or a resolution of the directors if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director of BBUC and does not promptly resign. A director will be automatically removed from BBUC’s board of directors if he or she becomes bankrupt, insolvent or suspends payments to his or her creditors or becomes disqualified by law from acting as a director pursuant to the BCBCA.	The partnership’s general partner’s board of directors was elected by its shareholder and each of its current directors will serve until the close of the next annual meeting of shareholders of the partnership’s general partner or his or her death, resignation or removal from office, whichever occurs first. Vacancies on the partnership’s general partner’s board of directors may be filled and additional directors may be added by a resolution of the shareholders of the partnership’s general partner or a vote of the directors then in office. A director may be removed from office by a resolution duly passed by the shareholders of the partnership’s general partner or, if the director has been absent without leave from three consecutive meetings of the board of directors, by a written resolution requesting resignation signed by all other directors then holding office. A director will be automatically removed from the board of directors if he or she becomes bankrupt, insolvent or suspends payments to his or her creditors or becomes prohibited by law from acting as a director.

	EXCHANGEABLE SHARES	UNITS
Process to Amend the Governing Instruments
BBUC may from time to time amend, modify or repeal any provision contained in the BBUC articles in a manner authorized by the BCBCA.
Under the BCBCA, alteration of the articles generally requires authorization by either court order, by a two-thirds (2/3rds) vote of all voting shares or by the methods specified in the BBUC articles. Certain alterations to matters such as changes to company name or address or a change in directors will not require authorization by the above-mentioned methods. Specific alterations such as those of a nature affecting a particular class or series in a manner that would prejudice or interfere with the rights of such class or series, will entitle the affected class or series to consent by special resolution to the alteration, whether or not such class or series otherwise carries the right to vote.
Under the BCBCA, BBUC may resolve to alter its articles by the type of resolution specified in the BCBCA, if not specified in the BCBCA, by the type of resolution specified in the BBUC articles or if neither the BCBCA or the BBUC articles specify the type of resolution, by a two-thirds (2/3rds) vote of all voting shares; provided however, if such alteration would prejudice or interfere with the rights of a particular class or series, such class or series must consent by special resolution to the alteration, whether or not such class or series otherwise carries the right to vote.

Amendments to the partnership’s limited partnership agreement may be proposed only by or with the consent of the partnership’s general partner. To adopt a proposed amendment, other than the amendments that do not require limited partner approval discussed below, the partnership’s general partner must seek approval of a majority of outstanding units required to approve the amendment, either by way of a meeting of the limited partners to consider and vote upon the proposed amendment or by written approval.
No amendment may be made that would: (i) enlarge the obligations of any limited partner without its consent, except any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests may be approved by at least a majority of the type or class of partnership interests so affected; or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by the partnership to, the partnership’s general partner or any of its affiliates without the consent of the partnership’s general partner, which may be given or withheld in its sole discretion. The provision of the partnership’s limited partnership agreement preventing the amendments having the effects described in clauses (i) and (ii) above can be amended upon the approval of the holders of at least 90% of the outstanding units.

Subject to applicable law, the partnership’s general partner may generally make amendments to the partnership’s limited partnership agreement without the approval of any limited partner to reflect: (i) a change in the name of the partnership, the location of its registered office or its registered agent; (ii) the admission, substitution or withdrawal of partners in accordance with the partnership’s limited partnership agreement; (iii) a change that the partnership’s general partner determines is reasonable and necessary or appropriate for the partnership to qualify or to continue its qualification as an exempted limited

EXCHANGEABLE SHARES	UNITS
partnership under the laws of Bermuda or a partnership in which the limited partners have limited liability under the laws of any jurisdiction or is necessary or advisable in the opinion of the partnership’s general partner to ensure that the partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for tax purposes; (iv) an amendment that the partnership’s general partner determines to be necessary or appropriate to address certain changes in tax regulations, legislation or interpretation; (v) an amendment that is necessary, in the opinion of the partnership’s counsel, to prevent the partnership or the partnership’s general partner or its directors or officers, from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, or similar legislation in other jurisdictions; (vi) an amendment that the partnership’s general partner determines in its sole discretion to be necessary or appropriate for the creation, authorization or issuance of any class or series of partnership interests or options, rights, warrants or appreciation rights relating to partnership securities; (vii) any amendment expressly permitted in the partnership’s limited partnership agreement to be made by the partnership’s general partner acting alone; (viii) an amendment effected, necessitated or contemplated by a merger or consolidation of the partnership with one or more persons in accordance with the provisions of the partnership’s limited partnership agreement; (ix) any amendment that the partnership’s general partner determines in its sole discretion to be necessary or appropriate to reflect and account for the formation by the partnership of, or its investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by the partnership’s limited partnership agreement; (x) a change in the partnership’s fiscal year and related changes; or (xi) any other amendments substantially similar to any of the matters described in (i) through (x) above.
In addition, the partnership’s general partner may make amendments to the partnership’s limited partnership agreement

EXCHANGEABLE SHARES	UNITS

without the approval of any limited partner if those amendments, in the discretion of the partnership’s general partner: (i) do not adversely affect the partnership’s limited partners considered as a whole (including any particular class of partnership interests as compared to other classes of partnership interests) in any material respect; (ii) are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any governmental agency or judicial authority; (iii) are necessary or appropriate to facilitate the trading of the units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the units are or will be listed for trading; (iv) are necessary or appropriate for any action taken by the partnership’s general partner relating to splits or combinations of units under the provisions of the partnership’s limited partnership agreement; or (v) are required to effect the intent expressed in the Registration Statement (as defined in the partnership’s limited partnership agreement) or the intent of the provisions of the partnership’s limited partnership agreement or are otherwise contemplated by the partnership’s limited partnership agreement.
The partnership’s general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners if one of the amendments described in the preceding two paragraphs should occur. No other amendments to the partnership’s limited partnership agreement will become effective without the approval of holders of at least 90% of the units, unless the partnership obtains an opinion of counsel to the effect that the amendment will not (i) cause the partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for tax purposes (provided that for U.S. tax purposes the partnership’s general partner has not made the election described below under the section entitled “Qualification”), or (ii) affect the limited liability under the Bermuda Limited Partnership Act 1883 of any of the partnership’s limited partners.

	EXCHANGEABLE SHARES	UNITS

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other classes of partnership interests will also require the approval of the holders of at least a majority of the outstanding partnership interests of the class so affected.
In addition, any amendment that reduces the voting percentage required to take any action must be approved by the written consent or affirmative vote of limited partners whose aggregate outstanding voting units constitute not less than the voting requirement sought to be reduced.

Special Meetings of the Shareholders	A special meeting of the shareholders for any purpose or purposes may be called only by BBUC’s board on a date not less than twenty-one (21) days nor more than two (2) months after the sending of the notice of the meeting to each shareholder of record entitled to vote at such meeting.	The partnership’s general partner may call special meetings of the limited partners at a time and place outside of Canada determined by the partnership’s general partner on a date not less than ten (10) days nor more than sixty (60) days after the mailing of notice of the meeting. The limited partners do not have the ability to call a special meeting. Only holders of record on the date set by the partnership’s general partner (which may not be less than ten (10) nor more than sixty (60) days before the meeting) are entitled to notice of any meeting.
Written Consent in Lieu of Meeting	Under the BCBCA, generally, shareholder action without a meeting may only be taken by consent resolution of the shareholders entitled to vote on the resolution: with a written consent executed by shareholders holding two-thirds (2∕3rds) of the shares that carry the right to vote at general meetings being effective to approve an action requiring an ordinary resolution; or with a written consent executed by all shareholders that carry the right to vote at general meetings or by all of the shareholders holding shares of the applicable class or series of shares, as the case may be, being effective to approve an action requiring a special resolution or an exceptional resolution.
Written consents may be solicited only by or on behalf of the partnership’s general partner. Any such consent solicitation may specify that any written consents must be returned to the partnership within the time period, which may not be less than twenty (20) days, specified by the partnership’s general partner.
For purposes of determining holders of partnership interests entitled to provide consents to any action described above, the partnership’s general partner may set a record date, which may be not less than ten (10) nor more than sixty (60) days before the date by which record holders are requested in writing by the partnership’s general partner to provide such consents. Only those holders of partnership interests on the record date established by the partnership’s general partner will be entitled to provide consents with respect to matters as to which a consent right applies.

	EXCHANGEABLE SHARES	UNITS
Limitation of Liability and Indemnification of Directors and Officers
No director will be personally liable to BBUC or its shareholders for monetary damages for breach of fiduciary duty, except to the extent such exemption is not permitted under the BCBCA. Under the BCBCA, no provision in the BBUC articles or other contract relieves a director or officer from (i) the duty to act in accordance with the BCBCA and the regulations, or (ii) liability that by virtue of any enactment or rule of law or equity would otherwise attach to that director or officer in respect of any negligence, default, breach of duty or breach of trust of which the director or officer may be guilty in relation to BBUC.
To the fullest extent permitted by law, BBUC will indemnify any present or former director or officer of BBUC (or a person serving as a director, officer, trustee, employee or agent of another corporation), who was or is a party or is threatened to be made a party to, or is otherwise involved in, any threatened, pending or completed action while acting in such capacity, for all liability and loss suffered (including, without limitation, any judgments, fines, or penalties and amounts paid in settlement) and expenses (including attorneys’ fees and disbursements), actually and reasonably incurred.
Under the partnership’s limited partnership agreement, the partnership is required to indemnify to the fullest extent permitted by law the partnership’s general partner and any of its affiliates (and their respective officers, directors, agents, shareholders, partners, members and employees), any person who serves on a governing body of a holding entity or operating entity of the partnership and any other person designated by the partnership’s general partner as an indemnified person, in each case, against all losses, claims, damages, liabilities, costs or expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, incurred by an indemnified person in connection with the partnership’s investments and activities or by reason of their holding such positions, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the indemnified person’s bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful. In addition, under the partnership’s limited partnership agreement: (i) the liability of such persons has been limited to the fullest extent permitted by law, except to the extent that their conduct involves bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful; and (ii) any matter that is approved by the independent directors of the partnership’s general partner will not constitute a breach of the partnership’s limited partnership agreement or any duties stated or implied by law or equity, including fiduciary duties. The partnership’s limited partnership agreement requires the partnership to advance funds to pay the expenses of an indemnified person in connection with a matter in which indemnification may be sought until it is determined that the indemnified person is not entitled to indemnification.
	Subject to any restrictions in the BCBCA, BBUC may agree to indemnify and may	The partnership’s general partner’s bye-laws provide that, as permitted by the laws of

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indemnify any person (including an eligible party) against eligible penalties and pay expenses incurred in connection with the performance of services by that person for BBUC.
BBUC may enter into agreements with any such person to provide such indemnification. The right to indemnification includes the right to be paid by BBUC the expenses (including attorneys’ fees) incurred by such person in defending any such proceeding in advance of its final disposition, such that the advances are paid by BBUC within sixty (60) days after the receipt by BBUC of a statement or statements from the claimant requesting such advance or advances from time to time (and subject to filing a written request for indemnification pursuant to the BBUC articles).
BBUC will not indemnify any present or former director or officer of BBUC for acts of bad faith, fraud, willful misfeasance, gross negligence, knowing violation of law or reckless disregard of the director’s duties or for any act for which indemnification is specifically prohibited under the BCBCA.

Bermuda, it will pay or reimburse an indemnified person’s expenses in advance of a final disposition of a proceeding for which indemnification is sought.
Under the partnership’s general partner’s bye-laws, the partnership’s general partner is required to indemnify, to the fullest extent permitted by law, its affiliates, directors, officers, resident representatives, shareholders, employees or any of its subsidiaries and certain others against any and all losses, claims, damages, liabilities, costs or expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, incurred by an indemnified person in connection with the partnership’s investments and activities or in respect of or arising from their holding such positions, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the indemnified person’s bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful. In addition, under the partnership’s general partner’s bye-laws: (i) the liability of such persons has been limited to the fullest extent permitted by law and except to the extent that their conduct involves bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful; and (ii) any matter that is approved by the independent directors will not constitute a breach of any duties stated or implied by law or equity, including fiduciary duties. The partnership’s general partner’s bye-laws require it to advance funds to pay the expenses of an indemnified person in connection with a matter in which indemnification may be sought until it is determined that the indemnified person is not entitled to indemnification.

Dividends and Distributions	Pursuant to the BBUC articles and subject to the prior rights of holders of all classes and series of preferred shares at the time outstanding having prior rights as to dividends, each exchangeable share will	Distributions to partners of the partnership will be made in accordance with their Percentage Interests (as defined in the limited partnership agreement of the partnership) only as determined by the

EXCHANGEABLE SHARES	UNITS

entitle its holder to the exchangeable dividend, in a cash amount equal in value to (i) the amount of any distribution made on a unit multiplied by (ii) the conversion factor determined in accordance with the BBUC articles and in effect on the record date of such dividend (which conversion factor will initially be one, subject to adjustment in the event of certain dilutive or other capital events by BBUC or the partnership). See “Exchanges of Exchangeable Shares for Units — Primary Exchange Rights — Adjustments to Reflect Certain Capital Events”. The record and payment dates for the dividends upon the exchangeable shares, to the extent not prohibited by applicable law, shall be substantially the same as the record and payment dates for distributions on the units.
If the full amount of an exchangeable dividend is not declared and paid concurrent with a distribution on the units, then the undeclared or unpaid amount of such exchangeable dividend shall accrue and accumulate (without interest), whether or not BBUC has earnings, whether or not there are funds legally available for the payment thereof and whether or not such exchangeable dividend has been declared or authorized. Any exchangeable dividend payment made shall first be credited against the earliest accumulated but unpaid exchangeable dividends due which remain payable (“unpaid dividend”).
All exchangeable dividends shall be paid prior and in preference to any dividends or distributions on the BBUC class C shares. Share dividends, if any, paid on the exchangeable shares and BBUC class C shares will be declared contemporaneously and paid at the same time in equal numbers of additional shares of the same class and series such that share dividends will be paid in exchangeable shares to holders of the exchangeable shares and in BBUC class C shares to holders of the BBUC class C shares.
The holders of exchangeable shares shall not be entitled to any dividends from BBUC other than the exchangeable dividends.

general partner in its sole discretion. However, the general partner will not be permitted to cause the partnership to make a distribution if the partnership does not have sufficient cash on hand to make the distribution, the distribution would render the partnership insolvent, or if, in the opinion of the general partner, the distribution would leave the partnership with insufficient funds to meet any future or contingent obligations, or the distribution would contravene applicable laws.
The general partner has sole authority to determine whether the partnership will make distributions and the amount and timing of these distributions.

	EXCHANGEABLE SHARES	UNITS
Exchange by Holder
At any time after the distribution date, holders of exchangeable shares shall have the right to exchange all or a portion of their exchangeable shares for one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BBUC or the partnership) or its cash equivalent based on the NYSE closing price of one unit on the date of the request for exchange (or if not a trading day, the next trading day thereafter) plus all unpaid dividends, if any (the form of payment to be determined at the election of BBUC). See “Exchanges of Exchangeable Shares for Units — Primary Exchange Rights — Adjustments to Reflect Certain Capital Events”.
The partnership may elect to satisfy BBUC’s exchange obligation by acquiring all of the tendered exchangeable shares for one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BBUC or the partnership) or its cash equivalent based on the NYSE closing price of one unit on the date that the request for exchange is received by BBUC’s transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid dividends, if any (the form of payment to be determined at the election of the partnership). See “Exchanges of Exchangeable Shares for Units — Primary Exchange Rights — Adjustments to Reflect Certain Capital Events”.
N/A
Redemption by Issuer	BBUC’s board of directors will have the right upon sixty (60) days’ prior written notice to holders of exchangeable shares to redeem all of the then outstanding exchangeable shares at any time and for any reason, in its sole discretion subject to applicable law, including without limitation following the occurrence of certain redemption events described in “Exchanges of Exchangeable Shares for Units — Redemption”. In addition, the holder of BBUC class B shares may deliver a notice to BBUC specifying a redemption date upon which BBUC shall redeem all of the then outstanding exchangeable shares, and upon sixty (60) days’ prior written notice from BBUC to holders of the	N/A

	EXCHANGEABLE SHARES	UNITS

exchangeable shares and without the consent of holders of exchangeable shares, BBUC shall be required to redeem all of the then outstanding exchangeable shares on such redemption date, subject to applicable law.
Upon any such redemption event, the holders of exchangeable shares shall be entitled to one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BBUC or the partnership) or its cash equivalent based on the NYSE closing price of one unit on the trading day immediately preceding the announcement of such redemption plus all unpaid dividends, if any (the form of payment to be determined at the election of BBUC). See “Exchanges of Exchangeable Shares for Units — Primary Exchange Rights — Adjustments to Reflect Certain Capital Events”.

Upon any liquidation, dissolution or winding up of the partnership, including where substantially concurrent with a liquidation, dissolution or winding up of BBUC, all of the then outstanding exchangeable shares of BBUC will be automatically redeemed by BBUC on the day prior to the liquidation, dissolution or winding up of the partnership. Each holder of exchangeable shares shall be entitled to one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BBUC or the partnership) or its cash equivalent based on the NYSE closing price of one unit on the trading day immediately preceding the announcement of such liquidation, dissolution or winding up of the partnership (the form of payment to be determined at the election of BBUC) plus all unpaid dividends. See “Exchanges of Exchangeable Shares for Units — Primary Exchange Rights — Adjustments to Reflect Certain Capital Events”.
Qualification	N/A	If the partnership’s general partner determines in its sole discretion that it is no longer in the partnership’s best interests to continue as a partnership for U.S. federal income tax purposes, the partnership’s general partner may elect to treat partnership as an association or as a

	EXCHANGEABLE SHARES	UNITS
publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes.
Liquidation
Upon any liquidation, dissolution or winding up of BBUC, and subject to the prior rights of holders of preferred shares and any other class of shares of BBUC ranking in priority or ratably with the exchangeable shares and after the payment in full to (i) any holder of exchangeable shares or BBUC class C shares that has submitted a notice of the exercise of the exchange rights described above at least ten (10) days prior to the date of the liquidation, dissolution or winding up (or in the case of the BBUC class B shares, thirty (30) days prior to the date of the liquidation, dissolution or winding up) and (ii) any unpaid dividends, the holders of exchangeable shares shall be entitled to one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BBUC or the partnership described in this prospectus) or its cash equivalent based on the NYSE closing price of one unit on the trading day immediately preceding announcement of such liquidation, dissolution or winding up (the form of payment to be determined at the election of BBUC). If, upon any such liquidation, dissolution or winding up, the assets of BBUC are insufficient to make such payment in full, then the assets of BBUC will be distributed among the holders of exchangeable shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled to receive.
Notwithstanding the foregoing, upon any liquidation, dissolution or winding up of BBUC, the partnership may elect to acquire all of the outstanding exchangeable shares for one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BBUC or the partnership) plus all unpaid dividends, if any. See “Exchanges of Exchangeable Shares for Units — Primary Exchange Rights — Adjustments to Reflect Certain Capital Events”. The acquisition by the partnership of all the outstanding exchangeable shares will occur on the day

The partnership will terminate upon the earlier to occur of: (i) the date on which all of the partnership’s assets have been disposed of or otherwise realized by the partnership and the proceeds of such disposals or realizations have been distributed to partners; (ii) the service of notice by the partnership’s general partner, with the special approval of a majority of its independent directors, that in its opinion the coming into force of any law, regulation or binding authority renders illegal or impracticable the continuation of the partnership; and (iii) at the election of the partnership’s general partner, if the partnership, as determined by the partnership’s general partner, is required to register as an “investment company” under the Investment Company Act of 1940, as amended, or similar legislation in other jurisdictions.
The partnership will be dissolved upon the withdrawal of the partnership’s general partner as the general partner of the partnership (unless a successor entity becomes the general partner pursuant to the partnership’s limited partnership agreement) or the date on which any court of competent jurisdiction enters a decree of judicial dissolution of the partnership or an order to wind-up or liquidate the partnership’s general partner without the appointment of a successor in compliance with the partnership’s limited partnership agreement. The partnership will be reconstituted and continue without dissolution if within thirty (30) days of the date of dissolution (and provided a notice of dissolution has not been filed with the Bermuda Monetary Authority), a successor general partner executes a transfer deed pursuant to which the new general partner assumes the rights and undertakes the obligations of the general partner, but only if the partnership receives an opinion of counsel that the admission of the new general partner will not result in the loss of limited liability of any limited partner.

	EXCHANGEABLE SHARES	UNITS
prior to the effective date of the liquidation, dissolution or winding up of BBUC.
Upon the partnership’s dissolution, unless the partnership is continued as a new limited partnership, the liquidator authorized to wind-up the partnership’s affairs will, acting with all of the powers of the partnership’s general partner that the liquidator deems necessary or appropriate in its judgment, liquidate the partnership’s assets and apply the proceeds of the liquidation first, to discharge the partnership’s liabilities as provided in its limited partnership agreement and by law, and thereafter to the partners pro rata according to the percentages of their respective partnership interests as of a record date selected by the liquidator. The liquidator may defer liquidation of the partnership’s assets for a reasonable period of time or distribute assets to partners in kind if it determines that an immediate sale or distribution of all or some of the partnership’s assets would be impractical or would cause undue loss to the partners.
Conversion	At any time after the distribution date, the partnership, or any of its controlled subsidiaries, will be entitled to convert each held exchangeable share to a BBUC class C share on a one-for-one basis.	N/A
Fiduciary Duties	The directors of BBUC have three principal responsibilities under the BCBCA and the BBUC articles, being (i) the duty to manage, (ii) the fiduciary duty, which is to act honestly and in good faith with a view to the best interests of BBUC, and (iii) the duty of care, which is to exercise the care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances.	A general partner is required to act in good faith and in a manner which it reasonably believes to be in the best interests of a partnership. The partnership’s limited partnership agreement contains various express provisions that modify, waive and/or limit the fiduciary duties that might otherwise be owed to the partnership and the limited partners. These modifications inter alia restrict the remedies available for actions that might otherwise constitute a breach of fiduciary duty and permit the general partner of the partnership to take into account the interests of third parties, including Brookfield, when resolving conflicts of interest.
Protection of Shareholders	Under the BCBCA, pursuant to the oppression remedy, any holder of exchangeable shares may apply to court for an order where the affairs of BBUC are being or have been conducted, or that the powers of the directors are being or have
There is no oppression remedy or derivative action remedy available under the Bermuda Limited Partnership Act 1883 and the Bermuda Exempted Partnerships Act 1992.
Furthermore, the partnership’s limited partnership agreement also stipulates that

	EXCHANGEABLE SHARES	UNITS
	been exercised, in a manner that is oppressive to one or more shareholders, or where there has been some act of BBUC that is unfairly prejudicial to one or more of the shareholders. Under the BCBCA, pursuant to the derivative action remedy, a shareholder (including a beneficial shareholder) may bring an action in the name of and on behalf of BBUC to enforce a right, duty or obligation owed to BBUC that could be enforced by BBUC itself or to obtain damages for any such breach of right, duty or obligation.	unless otherwise determined by the general partner of the partnership, a Person (as defined in the partnership’s limited partnership agreement) shall not have pre-emptive, preferential or other similar rights in respect to the issuance of a unit.
Takeover Bids. Issuer Bids and Tender Offers	The exchangeable shares are not units and will not be treated as units for purposes of the application of applicable Canadian or U.S. rules relating to takeover bids, issuer bids and tender offers. As a result, holders of exchangeable shares will not be entitled to participate in an offer or bid made to acquire units unless such offer has been extended to holders of exchangeable shares.	The units are not exchangeable shares and will not be treated as exchangeable shares for purposes of the application of applicable Canadian or U.S. rules relating to takeover bids, issuer bids and tender offers. As a result, holders of units will not be entitled to participate in an offer or bid made to acquire the exchangeable shares unless such offer has been extended to holders of units.
Choice of Forum for Securities Act Claims	BBUC’s articles provide that unless BBUC consents in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. In the absence of this provision, under the Securities Act, U.S. federal and state courts have been found to have concurrent jurisdiction over suits brought to enforce duties or liabilities created by the Securities Act. This choice of forum provision will not apply to suits brought to enforce duties or liabilities created by the Exchange Act and could be found to be inapplicable or unenforceable if it is challenged in a legal proceeding or otherwise.	The limited partnership agreement of the partnership will be amended on the closing of the special distribution to provide that unless the partnership consents in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. In the absence of this provision, under the Securities Act, U.S. federal and state courts have been found to have concurrent jurisdiction over suits brought to enforce duties or liabilities created by the Securities Act. This choice of forum provision will not apply to suits brought to enforce duties or liabilities created by the Exchange Act and could be found to be inapplicable or unenforceable if it is challenged in a legal proceeding or otherwise.

SELLING SECURITYHOLDER
The table below sets forth information regarding beneficial ownership of units by the selling securityholder as of September 30, 2021. Brookfield will enter into the rights agreement pursuant to which Brookfield will agree that, until the fifth anniversary of the distribution date, in the event that, on the applicable specified exchange date with respect to any subject exchangeable shares, (i) BBUC has not satisfied its obligations under the BBUC articles by delivering the unit amount or its cash equivalent amount and (ii) we have not, upon our election in our sole and absolute discretion, acquired such subject exchangeable share from the holder thereof and delivered the unit amount or the cash equivalent amount, Brookfield will satisfy, or cause to be satisfied, the obligations pursuant to the BBUC articles to exchange such subject exchangeable shares for the unit amount or its cash equivalent. If Brookfield satisfies the exchange obligation, it will acquire exchangeable shares.
Pursuant to Rule 13d-4 under the Exchange Act, the statements concerning voting and dispositive power concerning the units included in the footnotes to this table shall not be construed as admissions that such persons are the beneficial owners of such units.
Selling Securityholder	Units Beneficially Owned(1)	Percentage of Units Outstanding(2)	Maximum Number of Units That May Be Delivered upon Exchange of Exchangeable Shares by Brookfield Pursuant to the Rights Agreement	Percentage After Maximum Number of Units are Delivered upon Exchange of Exchangeable Shares by Brookfield Pursuant to the Rights Agreement
Brookfield Asset Management Inc.(3)	94,489,747	64.5%	74,000,000	14.6%(4)

(1)
Consists of 24,784,250 units and 69,705,497 redemption/exchange units. The table excludes any exchangeable shares to be issued to Brookfield in connection with the Special Distribution.

(2)
The percentage of beneficial ownership is based on 76,625,943 units outstanding and an aggregate of 69,705,497 redemption/exchange units held by Brookfield.

(3)
The address of Brookfield Asset Management Inc. is Brookfield Place, Suite 300, 181 Bay Street, P.O. Box 762, Toronto, Ontario M5J 2T3.

(4)
The percentage shown assumes that all exchange requests of exchangeable shares are satisfied in reliance on the Secondary Exchange Rights and no units are delivered by the partnership or BBUC in satisfaction of exchange requests on the exchangeable shares. The partnership and BBUC currently intend to satisfy any exchange requests on the exchangeable shares through the delivery of units rather than cash.

For a description of our relationship with Brookfield as well as potential conflicts of interest (and the methods for resolving them) and other material considerations arising from our relationship with Brookfield, please see Item 7.B, “Related Party Transactions” in our Annual Report on Form 20-F, which is incorporated by reference in this prospectus.

PLAN OF DISTRIBUTION
This prospectus relates to the issuance by the partnership or delivery by BBUC or Brookfield of up to an aggregate of 74,000,000 units, in each case in connection with the exchange, redemption or acquisition, as applicable, of exchangeable shares. No broker, dealer or underwriter has been engaged in connection with any such exchange. We will pay all expenses of effecting the exchanges pursuant to this prospectus.
For more information, see “Exchanges of Exchangeable Shares for Units”.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of material United States federal income tax considerations for holders relating to the exchange of exchangeable shares for units as described in this prospectus as of the date hereof. This summary is based on provisions of the Code, on the regulations promulgated thereunder (the “Treasury Regulations”), and on published administrative rulings, judicial decisions, and other applicable authorities, all as in effect on the date hereof and all of which are subject to change at any time, possibly with retroactive effect. This summary should be read in conjunction with the discussion of the principal U.S. federal income tax considerations associated with the operations of the partnership and the purchase, ownership, and disposition of units set forth in Item 10.E “Taxation — Certain Material U.S. Federal Income Tax Considerations” and Item 3.D “Risk Factors — Risks Related to Taxation” in the partnership’s Annual Report on Form 20-F. The following discussion is limited as described in Item 10.E “Taxation — Certain Material U.S. Federal Income Tax Considerations” in the partnership’s Annual Report on Form 20-F and as described herein.
This summary is necessarily general and may not apply to all categories of investors, some of whom may be subject to special rules, including, without limitation, persons that own or will own (directly, indirectly or constructively, applying certain attribution rules) 5% or more of the units or (directly, indirectly or constructively, applying certain attribution rules) 10% or more of the equity interests (by vote or value) of BBUC, dealers in securities or currencies, financial institutions or financial services entities, mutual funds, life insurance companies, persons that hold exchangeable shares as part of a straddle, hedge, constructive sale or conversion transaction with other investments, persons whose exchangeable shares are loaned to a short seller to cover a short sale of exchangeable shares, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, persons who have elected mark-to-market accounting, persons who hold exchangeable shares through a partnership or other entity treated as a partnership for U.S. federal income tax purposes, persons for whom the exchangeable shares are not a capital asset, persons who are liable for the alternative minimum tax, certain U.S. expatriates or former long-term residents of the United States, and persons who are subject to special tax accounting rules under Section 451(b) of the Code. This summary does not address the consequences to U.S. holders who receive distributions on exchangeable shares other than in U.S. dollars. The actual tax consequences of the exchange of exchangeable shares for units may vary, depending on a holder’s individual circumstances.
For purposes of this discussion, a “U.S. holder” is a beneficial owner of exchangeable shares who is for U.S. federal income tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) the primary supervision of which is subject to a court within the United States and all substantial decisions of which one or more U.S. persons have the authority to control or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
A “non-U.S. holder” is a beneficial owner of exchangeable shares, other than a U.S. holder or an entity classified as a partnership or other fiscally transparent entity for U.S. federal tax purposes.
If a partnership holds exchangeable shares, the tax treatment of a partner of such partnership generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships that hold exchangeable shares should consult their tax advisors.
This discussion does not constitute tax advice and is not intended to be a substitute for tax planning. You should consult your own tax advisor concerning the U.S. federal, state and local income tax consequences particular to exchanging exchangeable shares for units, as well as any tax consequences under the laws of any other taxing jurisdiction.
Partnership Status of the Partnership and Holding LP
Each of the partnership and Holding LP has made a protective election to be classified as a partnership for U.S. federal tax purposes. An entity that is treated as a partnership for U.S. federal tax purposes generally incurs no U.S. federal income tax liability. Instead, each partner is generally required to take into account its allocable share of items of income, gain, loss, deduction, or credit of the partnership in computing its U.S. federal income tax liability, regardless of whether cash distributions are made. Distributions of cash by a partnership to a partner generally are not taxable unless the amount of cash distributed to a partner is in excess of the partner’s adjusted basis in its partnership interest.
An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership,” unless an exception applies. The partnership is publicly traded. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to a publicly traded partnership if (i) at least 90% of such partnership’s gross income for every taxable year consists of “qualifying income” and (ii) the partnership would not be required to register under the Investment Company Act of 1940 if it were a U.S. corporation. Qualifying income includes certain interest income, dividends, real property rents, gains from the sale or other disposition of real property, and any gain from the sale or disposition of a capital asset or other property held for the production of income that otherwise constitutes qualifying income.
The general partner of the partnership intends to manage the affairs of the partnership and Holding LP so that the partnership will meet the Qualifying Income Exception in each taxable year. Accordingly, the general partner of the partnership believes that the partnership will be treated as a partnership and not as a corporation for U.S. federal income tax purposes.
The remainder of this summary assumes that the partnership and Holding LP will be treated as partnerships for U.S. federal income tax purposes.
Characterization of the Exchangeable Shares
The U.S. federal income tax consequences for holders relating to the exchange of exchangeable shares for units will depend, in part, on whether the exchangeable shares are, for U.S. federal income tax purposes, treated as stock of BBUC and not as interests in the partnership. The general partner of the partnership intends to take the position and believes that the exchangeable shares are properly characterized as stock of BBUC for U.S. federal income tax purposes. However, the treatment of the exchangeable shares as stock of BBUC is not free from doubt, as there is no direct authority regarding the proper U.S. federal income tax treatment of securities similar to the exchangeable shares. If the exchangeable shares are not treated as stock of BBUC and are instead treated as units, then a holder of exchangeable shares generally would be expected to be taxed in the same manner as a holder of units, in which case the exchange of exchangeable shares for units may qualify as a tax-free exchange. The remainder of this summary assumes that the exchangeable shares will be treated as stock of BBUC for U.S. federal income tax purposes.
Consequences to U.S. Holders
Exchange of Exchangeable Shares.   Subject to the discussion below under the headings “— Exercise of the Partnership Call Right” and “— Passive Foreign Investment Company Considerations,” a U.S. holder generally will recognize capital gain or loss upon an exchange at the request of the holder (other than an exchange that is treated as a distribution, as discussed below) of exchangeable shares for units equal to the difference between the amount realized upon the exchange and the holder’s adjusted tax basis in the exchangeable shares so exchanged. The amount realized will equal the amount of cash, if any, plus the fair market value of the units received. Any such capital gain or loss will be long-term capital gain or loss if the holder’s holding period for the exchangeable shares exceeds one year at the time of the exchange. Gain or loss recognized by a U.S. holder generally will be treated as U.S.-source gain or loss for foreign tax credit limitation purposes. Long-term capital gains of non-corporate U.S. holders generally are taxed at preferential rates. The deductibility of capital losses is subject to limitations.
The U.S. federal income tax consequences described in the preceding paragraph should also apply to a U.S. holder whose exchange request is satisfied by the delivery of units by Brookfield pursuant to the rights agreement. For the U.S. federal income tax consequences to a U.S. holder whose exchange request is satisfied by the delivery of units pursuant to the partnership’s exercise of the partnership call right, see the discussion below under the heading “— Exercise of the Partnership Call Right.” The U.S. federal income tax consequences to a U.S. holder whose exchange request is satisfied by the delivery of units by BBUC is described in the following paragraph.

An exchange of exchangeable shares satisfied by BBUC will result in the recognition of gain or loss by a U.S. holder, as described above, if the exchange is (i) in “complete redemption” of the U.S. holder’s equity interest in BBUC (within the meaning of Section 302(b)(3) of the Code), (ii) a “substantially disproportionate” redemption of stock (within the meaning of Section 302(b)(2) of the Code), or (iii) “not essentially equivalent to a dividend” (within the meaning of Section 302(b)(1) of the Code). In determining whether any of these tests has been met with respect to the exchange, each U.S. holder may be required to take into account not only the exchangeable shares and other equity interests in BBUC actually owned by the holder, but also other equity interests in BBUC that are constructively owned by the holder within the meaning of Section 318 of the Code. If a U.S. holder owns (actually or constructively) only an insubstantial percentage of the total equity interests in BBUC and exercises no control over BBUC’s corporate affairs, the holder may be entitled to sale or exchange treatment with respect to the exchange of exchangeable shares if the holder experiences a reduction in its equity interest in BBUC (taking into account any constructively owned equity interests) as a result of the exchange.
If a U.S. holder meets none of the alternative tests of Section 302(b) of the Code, the exchange will be treated as a distribution with respect to exchangeable shares. Subject to the discussion below under the heading “— Passive Foreign Investment Company Considerations”, the gross amount of a distribution paid to a U.S. holder with respect to exchangeable shares (including any amounts withheld to pay Canadian withholding taxes) would be included in the holder’s gross income as a dividend to the extent paid out of BBUC’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent that the amount of the distribution exceeds BBUC’s current and accumulated earnings and profits, it would be treated first as a tax-free return of a U.S. holder’s tax basis in its exchangeable shares, and to the extent the amount of the distribution exceeds the U.S. holder’s tax basis, the excess would be taxed as capital gain. In the event that the exchange is properly treated as a distribution, the amount of the distribution will be equal to the amount of cash, if any, and the fair market value of the units received. Dividends received by non-corporate U.S. holders may be subject to tax at preferential rates applicable to long-term capital gains, provided certain conditions are met.
Because the determination as to whether any of the alternative tests of Section 302(b) of the Code is satisfied with respect to any particular U.S. holder that exchanges exchangeable shares for units will depend upon the facts and circumstances as of the time the determination is made, each U.S. holder should consult its tax advisor regarding the tax treatment of the exchange, including the calculation of the holder’s tax basis in any remaining exchangeable shares in the event of an exchange that is treated as a distribution.
Exercise of the Partnership Call Right.   The partnership has the right to acquire exchangeable shares directly from a holder under certain circumstances in exchange for units or cash (the “partnership call right”). The U.S. federal income tax consequences to a U.S. holder of the exchange of exchangeable shares for units pursuant to the exercise of the partnership call right will depend in part on whether the exchange qualifies as tax-free under Section 721(a) of the Code. For the exchange to so qualify, the partnership (i) must be classified as a partnership and not as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes and (ii) must not be treated as an investment company for purposes of Section 721(b) of the Code. With respect to the classification of the partnership as a partnership, see the discussion above under “Material United States Federal Income Tax Considerations — Partnership Status of the Partnership and Holding LP.”
Section 721(b) of the Code provides that Section 721(a) of the Code will not apply to gain realized on a transfer of property to a partnership which would be treated as an investment company (within the meaning of Section 351 of the Code) if the partnership were incorporated. Under Section 351 of the Code and the Treasury Regulations thereunder, a transfer of property will be considered a transfer to an investment company only if (i) the transfer results, directly or indirectly, in “diversification” of the transferor’s interests, and (ii) the transferee is a regulated investment company, a real estate investment trust, or a corporation more than 80% of the value of whose assets are held for investment and (subject to certain exclusions) are stock or securities, as defined in Section 351(e) of the Code. For purposes of this determination, the stock and securities of a corporate subsidiary are disregarded and the parent corporation is treated as owning its ratable share of the subsidiary’s assets if the parent corporation owns 50% or more of the subsidiary corporation’s stock by voting power or value. The Treasury Regulations also provide that whether an entity is an investment company ordinarily will be determined by reference to the circumstances in existence immediately after the transfer in question. However, where circumstances change thereafter pursuant to a plan in existence at the time of the transfer, this determination will be made by reference to the later circumstances.
Based on the holders’ rights in the event of the liquidation or dissolution of BBUC (or the partnership) and the terms of the exchangeable shares, which are intended to provide an economic return equivalent to the economic return on units (including identical distributions), and taking into account the expected relative values of the partnership’s assets and its ratable share of the assets of its subsidiaries for the foreseeable future, the general partner of the partnership currently does not expect a U.S. holder’s transfer of exchangeable shares in exchange for units pursuant to the partnership’s exercise of the partnership call right to be treated as a transfer of property to an investment company within the meaning of Section 721(b) of the Code. Thus, the general partner of the partnership currently expects such exchange to qualify as tax-free under Section 721(a) of the Code. However, no definitive determination can be made as to whether any such future exchange will qualify as tax-free under Section 721(a) of the Code, as this will depend on the facts and circumstances at the time of the exchange. Many of these facts and circumstances are not within the control of the partnership, and no assurance can be provided as to the position, if any, taken by the general partner of the partnership with regard to the U.S. federal income tax treatment of any such exchange. Nor can any assurance be given that the IRS will not assert, or that a court would not sustain, a position contrary to any future position taken by the partnership. If the partnership were an investment company immediately following the exchange of exchangeable shares for units pursuant to the exercise of the partnership call right, and such exchange were to result in diversification of interests with respect to a U.S. holder, then Section 721(a) of the Code would not apply with respect to the holder, and the holder would be treated as if the holder had sold in a taxable transaction the holder’s exchangeable shares to the partnership for cash in an amount equal to the value of the units received.
Even if a U.S. holder’s transfer of exchangeable shares in exchange for units pursuant to the partnership’s exercise of the partnership call right qualifies as tax-free under Section 721(a) of the Code, the U.S. holder will be subject to special rules that may result in the recognition of additional taxable gain or income. Under Section 704(c)(1) of the Code, if appreciated property is contributed to a partnership, the contributing partner must recognize any gain that was realized but not recognized for U.S. federal income tax purposes with respect to the property at the time of the contribution (referred to as “built-in gain”) if the partnership sells such property (or otherwise transfers such property in a taxable exchange) at any time thereafter or distributes such property to another partner within seven years of the contribution in a transaction that does not otherwise result in the recognition of built-in gain by the partnership. If Section 704(c)(1) of the Code applies with respect to a U.S. holder, and the holder fails to disclose to the partnership its basis in exchangeable shares exchanged for units pursuant to the exercise of the partnership call right, then, solely for the purpose of allocating items of income, gain, loss, or deduction under Section 704(c) of the Code, the general partner of the partnership intends to use a reasonable method to estimate the holder’s basis in the exchangeable shares exchanged for units pursuant to the exercise of the partnership call right. To ensure compliance with Section 704(c) of the Code, such estimated basis could be lower than a U.S. holder’s actual basis in its exchangeable shares. As a result, the amount of gain reported by the partnership to the IRS with respect to the U.S. holder in connection with such subsequent transfers could be greater than the correct amount.
If Section 704(c)(1) does not apply as a result of any such subsequent transfers by the partnership or Holding LP of exchangeable shares transferred by a U.S. holder for units in an exchange qualifying as tax-free under Section 721(a) of the Code, then the U.S. holder could, nonetheless, be required to recognize part or all of the built-in gain in its exchangeable shares deferred as a result of such exchange under other provisions of the Code. Under Section 737 of the Code, the U.S. holder could be required to recognize built-in gain if the partnership were to distribute any property of the partnership other than money (or, in certain circumstances, exchangeable shares) to such former holder of exchangeable shares within seven years of exercise of the partnership call right. Under Section 707(a) of the Code, the U.S. holder could also be required to recognize built-in gain in certain circumstances. Section 707(a) of the Code and the Treasury Regulations thereunder create a presumption that any distributions of cash or other property made by a partnership to a partner that contributed property within two years of the distribution will be treated as a payment in consideration for the property otherwise treated as contributed to the partnership in exchange for a partnership interest, with certain limited exceptions, including an exception for “operating cash flow distributions.” For this purpose, an “operating cash flow distribution” is any distribution, including, but not limited to, a complete or partial redemption distribution, that does not exceed the product of the “net cash flow from operations” (as defined in the applicable Treasury Regulations) of the partnership for the year multiplied by the lesser of the partner’s percentage interest in overall partnership profits for that year or the partner’s percentage interest in overall partnership profits for the life of the partnership. If a distribution to a U.S. holder within two years of the transfer of exchangeable shares in exchange for units is treated as part of a deemed sale transaction under Section 707(a) of the Code, the U.S. holder will recognize gain or loss in an amount equal to the difference between (i) the amount of cash and the fair market value of the property received and (ii) the U.S. holder’s adjusted tax basis in the exchangeable shares deemed to have been sold. Such gain or loss will be recognized in the year of the transfer of exchangeable shares in exchange for units, and, if the U.S. holder has already filed a tax return for such year, the holder may be required to file an amended return. In such a case, the U.S. holder may also be required to report some amount of imputed interest income.
If Section 721(a) of the Code applies to a U.S. holder’s exchange of exchangeable shares for units pursuant to the exercise of the partnership call right by the partnership and none of the special provisions described in the two preceding paragraphs applies, then the U.S. holder generally should not recognize gain or loss with respect to exchangeable shares treated as contributed to the partnership in exchange for units, except as described below under the heading “— Passive Foreign Investment Company Considerations.” The aggregate tax basis of the units received by the U.S. holder pursuant to the partnership call right would be the same as the aggregate tax basis of the exchangeable shares (or single undivided portion thereof) exchanged therefor, increased by the holder’s share of the partnership’s liabilities, if any. The holding period of the units received in exchange for exchangeable shares would include the holding period of the exchangeable shares surrendered in exchange therefor. A U.S. holder who acquired different blocks of exchangeable shares at different times or different prices should consult its tax advisor regarding the manner in which gain or loss should be determined in the holder’s particular circumstances and the holder’s holding period in units received in exchange for exchangeable shares.
For a general discussion of the tax consequences to a U.S. holder of owning and disposing of units received in exchange for exchangeable shares, see the discussion in Item 10.E “Taxation — Certain Material U.S. Federal Income Tax Considerations” in the partnership’s Annual Report on Form 20-F. The U.S. federal income tax consequences of exchanging exchangeable shares for units are complex, and each U.S. holder should consult its tax advisor regarding such consequences in light of the holder’s particular circumstances.
Passive Foreign Investment Company Considerations.   Certain adverse tax consequences could apply to a U.S. holder if BBUC is treated as a passive foreign investment company (“PFIC”) for any taxable year during which the U.S. holder holds exchangeable shares. A non-U.S. corporation, such as BBUC, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income, and net foreign currency gains.
Based on its expected income, assets, and activities, BBUC does not expect to be a PFIC for the current taxable year, nor does it expect to become a PFIC in the foreseeable future. However, the determination of whether BBUC is or will be a PFIC must be made annually as of the close of each taxable year. Because PFIC status depends upon the composition of BBUC’s income and assets from time to time, there can be no assurance that BBUC will not be considered a PFIC for any taxable year, or that the IRS or a court will agree with BBUC’s determination as to its PFIC status.
If BBUC were a PFIC for any taxable year during which a U.S. holder held exchangeable shares, then gain recognized by the U.S. holder upon the sale or other taxable disposition of the exchangeable shares (such as gain from a taxable exchange of exchangeable shares for units) generally would be allocated ratably over the U.S. holder’s holding period for the exchangeable shares. The amounts allocated to the taxable year of the sale or other taxable disposition and to any year before BBUC became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the tax on such amount. Further, to the extent that any distribution received by a U.S. holder on its exchangeable shares were to exceed 125% of the average of the annual distributions on the exchangeable shares received during the preceding three years or the U.S. holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above. Similar rules would apply with respect to any lower-tier PFICs treated as owned indirectly by a U.S. holder through the holder’s ownership of exchangeable shares.
Certain elections may be available to U.S. holders to mitigate some of the adverse tax consequences resulting from PFIC treatment. If a U.S. holder were to elect to treat its interest in BBUC as a “qualified electing fund” (“QEF election”) for the first year the holder were treated as holding such interest, then in lieu of the tax consequences described in the paragraph immediately above, the U.S. holder would be required to include in income each year a portion of the ordinary earnings and net capital gains of BBUC, even if not distributed to the holder. A QEF election must be made by a U.S. holder on an entity-by-entity basis. To make a QEF election, a U.S. holder must, among other things, (i) obtain a PFIC annual information statement and (ii) prepare and submit IRS Form 8621 with the holder’s annual income tax return. To the extent reasonably practicable, BBUC intends to make available information related to the PFIC status of BBUC and any other subsidiary of BBUC that it is able to identify as a PFIC with respect to U.S. holders of exchangeable shares, including information necessary to make a QEF election with respect to each such entity.
In the case of a PFIC that is a publicly traded foreign company, and in lieu of making a QEF election, an election may be made to “mark to market” the stock of such publicly traded foreign company on an annual basis. Pursuant to such an election, a U.S. holder would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. No assurance can be provided that BBUC or any of its subsidiaries will qualify as PFICs that are publicly traded or that a mark-to-market election will be available for any such entity.
Subject to certain exceptions, a U.S. person who directly or indirectly owns an interest in a PFIC generally is required to file an annual report with the IRS, and the failure to file such report could result in the imposition of penalties on such U.S. person and in the extension of the statute of limitations with respect to federal income tax returns filed by such U.S. person. The application of the PFIC rules to U.S. holders is uncertain in certain respects. The U.S. Treasury Department recently issued final and proposed Treasury Regulations modifying certain aspects of the income and asset tests described above. The proposed regulations will not be effective unless and until they are adopted in final form. Each U.S. holder should consult its tax advisor regarding the application of the PFIC rules, including the foregoing filing requirements and the recently issued final and proposed Treasury Regulations, as well as the advisability of making any available election under the PFIC rules, with respect to the holder’s ownership and disposition of exchangeable shares.
Additional Tax on Net Investment Income.   Certain U.S. holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their dividend income and net gains from the disposition of exchangeable shares. Each U.S. holder that is an individual, estate or trust should consult its tax advisors regarding the applicability of this tax to its income and gains in respect of exchangeable shares.
Foreign Financial Asset Reporting.   Certain U.S. holders are required to report information relating to an interest in the exchangeable shares, subject to certain exceptions (including an exception for shares held in accounts maintained by certain financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their U.S. federal income tax returns. Significant penalties may apply for the failure to satisfy these reporting obligations. U.S. holders are urged to consult their tax advisors regarding the information reporting obligations, if any, with respect to their ownership and disposition of exchangeable shares.
Information Reporting and Backup Withholding.   Distributions on exchangeable shares made to a U.S. holder and proceeds from the sale or other disposition of exchangeable shares (including by reason of a taxable exchange of exchangeable shares for units) may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
Consequences to Non-U.S. Holders
The exchange of exchangeable shares for units by a non-U.S. holder generally should not be subject to U.S. federal income tax. Special rules may apply to any non-U.S. holder (i) that has an office or fixed place of business in the United States; (ii) that is present in the United States for 183 days or more in a taxable year; or (iii) that is (a) a former citizen or long-term resident of the United States, (b) a foreign insurance company that is treated as holding a partnership interest in the partnership in connection with its U.S. business, (c) a PFIC, (d) a controlled foreign corporation, or (e) a corporation that accumulates earnings to avoid U.S. federal income tax. Non-U.S. holders should consult their tax advisors regarding the application of these special rules.
THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO THE PARTNERSHIP, HOLDERS OF UNITS, BBUC, AND HOLDERS OF EXCHANGEABLE SHARES ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE EFFECT OF EXISTING INCOME TAX LAWS, THE MEANING AND IMPACT OF WHICH IS UNCERTAIN, AND OF PROPOSED CHANGES IN INCOME TAX LAWS WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH HOLDER, AND IN REVIEWING THIS PROSPECTUS THESE MATTERS SHOULD BE CONSIDERED. EACH HOLDER SHOULD CONSULT ITS TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES OF THE EXCHANGE OF EXCHANGEABLE SHARES FOR UNITS.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
The following describes the material Canadian federal income tax consequences with respect to the exchange of exchangeable shares for units as described in this prospectus as of the date hereof by a holder who, at all relevant times, is the beneficial owner of such exchangeable shares and, for the purposes of the Income Tax Act (Canada) (the “Tax Act”), (i) deals at arm’s length and is not affiliated with BBUC and the partnership and (ii) holds the exchangeable shares as capital property (a “Holder”). Generally, the exchangeable shares will be considered to be capital property to a Holder provided the Holder does not hold such shares in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.
This summary is based upon the facts as set out in this prospectus, the current provisions of the Tax Act and the regulations thereunder, and the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”), and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action or decision, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.
This summary should be read in conjunction with the discussion of the material Canadian federal income tax considerations associated with the holding and disposition of units set forth in Item 10.E “Taxation — Certain Material Canadian Federal Income Tax Considerations” and Item 3.D “Risk Factors — Risks Related to Taxation” in the partnership’s most recent Annual Report on Form 20-F. The following discussion is limited as described in Item 10.E “Taxation — Certain Material Canadian Federal Income Tax Considerations” in the partnership’s most recent Annual Report on Form 20-F and as described herein.
This summary assumes that at all relevant times (i) the exchangeable shares will be listed on a “designated stock exchange” in Canada for the purposes of the Tax Act (which currently includes the TSX), (ii) not more than 50% of the fair market value of an exchangeable share or a unit is attributable to one or more properties each of which is real property in Canada, a “Canadian resource property” or a “timber resource property”, and (iii) neither the partnership nor BBUC is a “tax shelter” or a “tax shelter investment”, each as defined in the Tax Act. In addition, BBUC expects that at all relevant times, all or substantially all of its property and the units of the partnership will not be “taxable Canadian property” as defined in the Tax Act. No assurance can be given in relation to the foregoing.
Following the Special Distribution, BBUC will qualify as a “mutual fund corporation” as defined in the Tax Act. BBUC intends to file the necessary election under the Tax Act so that it will be deemed to be a “public corporation” effective from the beginning of its first taxation year, and therefore can qualify as a “mutual fund corporation” throughout its first taxation year. To maintain its “mutual fund corporation” status, BBUC is required to comply with specific restrictions under the Tax Act regarding its activities and the investments held by it. BBUC intends to continue to qualify as a “mutual fund corporation” throughout each taxation year in which exchangeable shares are outstanding and this summary assumes that will be the case. If BBUC was to cease to qualify as a “mutual fund corporation”, material adverse tax consequences to it and the holders may arise.
This summary also relies as to certain matters on an officer’s certificate of BBUC.
This summary is not applicable to a holder: (i) an interest in which would be a “tax shelter investment” or who holds or acquires exchangeable shares or units as a “tax shelter investment”, (ii) that is a “financial institution” for purposes of the “mark-to-market property” rules, (iii) that reports its “Canadian tax results” in a currency other than Canadian currency, (iv) that has entered or will enter into a “derivative forward agreement” in respect of the exchangeable shares or the units, each as defined in the Tax Act or (v) that is a corporation resident in Canada and is, or becomes (or does not deal at arm’s length for purposes of the Tax Act with a corporation that is or becomes) as part of a transaction or event or series of transactions or events that includes the acquisition of the exchangeable shares, controlled by a non-resident person or a group of non-resident persons not dealing with each other at arm’s length for purposes of section 212.3 of the Tax Act. Furthermore, this summary is not applicable to a holder that is a “controlling corporation” of BBUC (for purposes of subsection 191(1) of the Tax Act), a person with whom the controlling corporation does not deal at arm’s length or a partnership or trust of which the controlling corporation or person with whom the controlling corporation does not deal at arm’s length is a member or beneficiary for purposes of the Tax Act. Such holders should consult their own tax advisors.
This summary is of a general nature only and is not, and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder, and no representation concerning the tax consequences to any particular Holder or prospective Holder are made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective Holders should consult their own tax advisors having regard to their particular circumstances.
Generally, for purposes of the Tax Act, all amounts relating to the disposition of exchangeable shares (including on an exchange for units at the request of a Holder) must be expressed in Canadian currency. Amounts denominated in another currency must be converted into Canadian currency using the applicable rate of exchange (pursuant to the Tax Act) quoted by the Bank of Canada on the date such amounts arose, or such other rate of exchange as is acceptable to the CRA.
Taxation of Holders Resident in Canada
The following portion of the summary is generally applicable to a Holder who, at all relevant times, is resident or deemed to be resident in Canada under the Tax Act (a “Resident Holder”). Certain Resident Holders may be entitled to make, or may have already made, the irrevocable election permitted by subsection 39(4) of the Tax Act the effect of which may be to deem any exchangeable shares (and all other “Canadian securities”, as defined in the Tax Act) owned by such Resident Holder to be capital property in the taxation year in which the election is made and in all subsequent taxation years. Resident Holders whose exchangeable shares might not otherwise be considered to be capital property should consult their own tax advisors concerning this election.
Exchange of Exchangeable Shares.   A Resident Holder who disposes of, or who is deemed to dispose of, exchangeable shares (including on an exchange for units at the request of the Resident Holder) will realize a capital gain (or sustain a capital loss) equal to the amount by which the proceeds of disposition exceed (or are exceeded by) the aggregate of the Resident Holder’s adjusted cost base of such shares and any reasonable costs of disposition.
In general, one-half of a capital gain realized by a Resident Holder in a taxation year must be included in income as a taxable capital gain. One-half of a capital loss realized by a Resident Holder in a taxation year generally must be deducted as an “allowable capital loss” against taxable capital gains realized in the year. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years in accordance with the provisions of the Tax Act.
The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition of exchangeable shares may be reduced by the amount of any dividends received or deemed to be received by the Resident Holder on such exchangeable shares to the extent and under the circumstances described in the Tax Act. Similar rules may apply where exchangeable shares are owned by a partnership or trust of which a corporation, partnership or trust is a member or beneficiary. Such Resident Holders should consult their own advisors.
A taxable capital gain realized by a Resident Holder that is an individual (other than certain trusts) may give rise to a liability for alternative minimum tax.
The cost of a unit to a Resident Holder received on the exchange of an exchangeable share will equal the fair market value of the exchangeable share for which it was exchanged at the time of the exchange. The adjusted cost base to a Resident Holder of the units at any time will be determined by averaging the cost of such units with the adjusted cost base of any other units owned by the Resident Holder as capital property at the time.
For a description of the Canadian federal income tax considerations of holding and disposing of units, see the discussion in Item 10.E “Taxation — Certain Material Canadian Federal Income Tax Considerations” in the partnership’s Annual Report on Form 20-F.
Additional Refundable Tax.   A Resident Holder that is throughout its taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act) will be liable to pay an additional refundable tax on its “aggregate investment income”, which includes an amount in respect of net taxable capital gains.
Taxation of Holders Not Resident in Canada
The following portion of the summary is generally applicable to a Holder who, at all relevant times, for the purposes of the Tax Act, is not, and is not deemed to be, resident in Canada and does not use or hold the exchangeable shares in a business carried on in Canada (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer that carries on an insurance business in Canada and elsewhere.
Exchange of Exchangeable Shares.   A Non-Resident Holder will not be subject to tax under the Tax Act on a disposition or deemed disposition of exchangeable shares (including on an exchange for units at the request of the Non-Resident Holder) unless the exchangeable shares are “taxable Canadian property” of the Non-Resident Holder for purposes of the Tax Act at the time of the disposition or deemed disposition and the Non-Resident Holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident.
Generally, the exchangeable shares will not constitute “taxable Canadian property” of a Non-Resident Holder at a particular time provided that BBUC is a mutual fund corporation unless, at any particular time during the 60-month period that ends at that time, both of the following conditions are met concurrently: (a) 25% or more of the issued shares of any class of the capital stock of BBUC were owned by or belonged to one or any combination of (i) the Non-Resident Holder, (ii) persons with whom the Non-Resident Holder did not deal at arm’s length for purposes of the Tax Act, and (iii) partnerships in which the Non-Resident Holder or a person described in (ii) holds a membership interest directly or indirectly through one or more partnerships; and (b) more than 50% of the fair market value of the exchangeable shares was derived, directly or indirectly, from one or any combination of: (i) real or immovable property situated in Canada, (ii) “Canadian resource properties” (as defined in the Tax Act), (iii) “timber resource properties” (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property described in any of (b)(i) to (iii), whether or not the property exists. A holder of exchangeable shares that also holds one or more units will generally meet the condition in (a) above; however, BBUC does not expect that the condition in (b) will be met.
Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, the exchangeable shares may be deemed to be “taxable Canadian property.” Non-Resident Holders for whom exchangeable shares may constitute “taxable Canadian property” should consult their own tax advisors.
The cost of a unit to a Non-Resident Holder received on the exchange of an exchangeable share will equal the fair market value of the exchangeable share for which it was exchanged at the time of the exchange. The adjusted cost base to a Non-Resident Holder of units at any time will be determined by averaging the cost of such units with the adjusted cost base of any other units owned by the Non-Resident Holder as capital property at the time.
For a description of the Canadian federal income tax considerations of holding and disposing of units, see the discussion in Item 10.E “Taxation — Certain Material Canadian Federal Income Tax Considerations” in the partnership’s Annual Report on Form 20-F.

LEGAL MATTERS
The validity of the units offered hereby and certain other legal matters with respect to the laws of Bermuda will be passed upon for us by Appleby (Bermuda) Limited.
EXPERTS
The financial statements of the partnership as of December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020, incorporated by reference in this prospectus and the effectiveness of the partnership’s internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing. The offices of Deloitte LLP are located at 8 Adelaide Street West, Toronto, Ontario M5H 0A9.
The consolidated financial statements of Modulaire Investments 2 S.à r.l. as of and for the year ended December 31, 2020, prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and subject to an audit under AICPA standards, have been incorporated by reference herein in reliance upon the report of PricewaterhouseCoopers, Société coopérative, and upon the authority of said firm as experts in accounting and auditing. The address of PricewaterhouseCoopers, Société coopérative is 2 rue Gerhard Mercator, L-2182 Luxembourg, Grand Duchy of Luxembourg.
The combined financial statements of the Lottery Business (a carve-out of certain operations of Scientific Games Corporation) as of December 31, 2020, 2019 and 2018, and for each of the three years in the period ended December 31, 2020, incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent auditor, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing. The address of Deloitte & Touche LLP is 3883 Howard Hughes Parkway, Suite 400, Las Vegas, Nevada, 89169, United States of America.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information and periodic reporting requirements of the Exchange Act applicable to “foreign private issuers” (as such term is defined in Rule 405 under the Securities Act) and will fulfill the obligations with respect to those requirements by filing or furnishing reports with the SEC. In addition, we are required to file documents filed with the SEC with the securities regulatory authority in each of the provinces and territories of Canada. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC. The address of the SEC Internet site is www.sec.gov. You are invited to read and copy any reports, statements or other information, other than confidential filings, that we file with the Canadian securities regulatory authorities. These filings are electronically available from the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com, the Canadian equivalent of the SEC electronic document gathering and retrieval system. This information is also available on our website at https://bbu.brookfield.com. Throughout the period of distribution, copies of these materials will also be available for inspection during normal business hours at the offices of our service provider at Brookfield Place, 250 Vesey Street, 15th Floor, New York, New York, United States 10281.
As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act relating to their purchases and sales of units. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to file with the SEC, as soon as practicable, and in any event within 120 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent public accounting firm. We also intend to furnish quarterly reports on Form 6-K containing unaudited interim financial information for each of the first three quarters of each fiscal year.

INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus certain documents that we file with or furnish to the SEC. This means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. The following documents, which we have filed with or furnished to the SEC, are specifically incorporated by reference in this prospectus:
•
our Annual Report on Form 20-F for the fiscal year ended December 31, 2020, filed with the SEC on March 17, 2021 (collectively, our “Annual Report on Form 20-F”), including the description of our units and any amendment or report filed for purposes of updating such description; and

•
our reports on Form 6-K filed with the SEC on August 6, 2021 (exhibit 99.1 only), October 4, 2021 (exhibit 99.1 only), November 8, 2021 (exhibit 99.1 only), November 29, 2021 (Exhibits 99.1, 99.2 and 99.3 only), January 5, 2022, February 4, 2022 and February 22, 2022.

In addition, all subsequent annual reports filed by us with the SEC on Form 20-F and any current reports on Form 6-K filed or furnished by us that is identified in such form as being incorporated by reference into the registration statement of which this prospectus forms a part, in each case subsequent to the date of this prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus as of the date of the filing or furnishing of such documents. We shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents. Requests for such copies should be directed to:
Brookfield Business Partners L.P.
73 Front Street, 5th Floor
Hamilton HM 12
Bermuda
Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded, for the purposes of this prospectus, to the extent that a statement contained in this prospectus or in any other subsequently filed or furnished document which also is or is deemed to be incorporated by reference in this prospectus, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed to be an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES
The partnership is organized under the laws of Bermuda. A substantial portion of the partnership’s assets may be located outside of Canada and the United States and certain of its directors, as well as certain of the experts named in this prospectus, may be residents of jurisdictions outside of Canada and the United States. The partnership has expressly submitted to the jurisdiction of Ontario courts and has appointed an attorney for service of process in Ontario and in the United States. However, it may be difficult for investors to effect service within Ontario or elsewhere in Canada or the United States upon those directors and experts who are not residents of Canada or the United States, as applicable. Investors are advised that it may also not be possible for investors to enforce judgments obtained in Canada or the United States against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada or the United States, even if the party has appointed an agent for service of process. Furthermore, it may be difficult to realize upon or enforce in Canada or the United States any judgment of a court of Canada or the United States against the partnership, the directors of the partnership’s general partner or the experts named in this prospectus since a substantial portion of the partnership’s assets and the assets of such persons may be located outside of Canada and the United States.
The partnership has been advised by counsel that there is no treaty in force between Canada and Bermuda or the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a Canadian or U.S. judgment would be capable of being the subject of enforcement proceedings in Bermuda against the partnership, the partnership’s directors or the experts named in this prospectus depends on whether the Canadian or U.S. court that entered the judgment is recognized by a Bermuda court as having jurisdiction over the partnership, the directors of the partnership’s general partner or the experts named in this prospectus, as determined by reference to Bermuda conflict of law rules. The courts of Bermuda would likely recognize as a valid, final and conclusive judgment in personam in respect of a judgment obtained in a Canadian or U.S. court pursuant to which a debt or definitive sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) as long as (i) the Canadian or U.S. court had proper jurisdiction over the parties subject to the Canadian or U.S. judgment according to Bermuda’s conflicts of law principles and had jurisdiction to give the judgment as a matter of Bermuda law; (ii) the Canadian or U.S. court did not contravene the rules of natural justice of Bermuda; (iii) the Canadian or U.S. judgment was not obtained by fraud; (iv) the enforcement of the Canadian or U.S. judgment would not be contrary to the public policy of Bermuda; and (v) the Canadian or U.S. judgment (being a foreign judgment) does not conflict with a prior Bermuda judgment.
In addition to and irrespective of jurisdictional issues, Bermuda courts will not enforce a provision of Canadian or U.S. federal securities laws that is either penal in nature or contrary to public policy. It is the advice of the partnership’s Bermuda counsel that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be entertained by Bermuda. Specified remedies available under the laws of Canadian or U.S. jurisdictions, including specified remedies under Canadian securities laws or U.S. federal securities laws, would not likely be available under Bermuda law or enforceable in a Bermuda court, as, among other reasons, they may be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against the partnership, the directors of the partnership’s general partner or the experts named in this prospectus in the first instance for a violation of Canadian securities laws or U.S. federal securities laws because these laws have no extraterritorial application under Bermuda law and do not have force of law in Bermuda.
EXPENSES
The following are the estimated expenses incurred or expected to be incurred in connection with the exchanges of exchangeable shares for units being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.
SEC registration fee	$341,673.38
Transfer agent fees	20,000.00
Legal fees and expenses	30,000.00
Accounting fees and expenses	30,000.00
Total	$421,673.38

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 8.   Indemnification of Directors and Officers.
The sections of the Annual Report on Form 20-F of Brookfield Business Partners L.P. (the “partnership”) for the year ended December 31, 2020 entitled “Item 6.B. Compensation — Indemnification and Limitations on Liability,” “Item 7.B. Related Party Transactions — Master Services Agreement — Indemnification and Limitation on Liability,” “Item 10.B. Memorandum and Articles of Association — Description of Our Units and Our Limited Partnership Agreement — Indemnification; Limitations on Liability,” and “Item 10.B. Memorandum and Articles of Association — Description of the Holding LP Limited Partnership Agreement — Indemnification; Limitations on Liability” include disclosure relating to the indemnification of certain of the partnership’s affiliates and the directors and officers of the partnership’s general partner and the partnership’s service providers and are incorporated by reference herein.
Item 9.   Exhibits.
The following exhibits have been filed or incorporated by reference as part of this Registration Statement on Form F-3:
EXHIBIT NUMBER	DESCRIPTION
3.1	Certificate of registration of Brookfield Business Partners L.P., registered as of January 18, 2016 — incorporated by reference to Exhibit 3.1 to Brookfield Business Partners L.P.’s Registration Statement on Form F-1, filed February 29, 2016
3.2	Amended and Restated Limited Partnership Agreement of Brookfield Business Partners L.P., dated as of May 31, 2016 and as thereafter amended — incorporated by reference to Exhibit 99.1 to Brookfield Business Partners L.P.’s Form 6-K, filed May 21, 2020
3.3	Bye-Laws of Brookfield Business Partners Limited, dated June 16, 2016 — incorporated by reference to Exhibit 1.3 to Brookfield Business Partners L.P.’s Annual Report on Form 20-F for the year ended December 31, 2017, filed March 9, 2018
4.1+	Form of Articles of Brookfield Business Corporation
4.2+	Form of Rights Agreement, by and between Brookfield Asset Management Inc. and Wilmington Trust, National Association
4.3+	Form of Registration Rights Agreement by and between Brookfield Business Corporation, Brookfield Business Partners L.P. and Brookfield Asset Management Inc.
5.1+	Opinion of Appleby (Bermuda) Limited with respect to certain matters of Bermuda law
23.1*	Consent of Deloitte LLP
23.2*	Consent of PricewaterhouseCoopers, Société coopérative
23.3*	Consent of Deloitte & Touche LLP
23.4+	Consent of Appleby (Bermuda) Limited (included in the opinion filed as Exhibit 5.1 hereto)
24.1+	Power of Attorney
99.1+	Form of Notice of Exchange
107*	Filing Fee Table

+
Previously filed.

*
Filed herewith.

Item 10.   Undertakings.
(a)   The undersigned Registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)   To include any prospectus required by Section 10(a)(3) of the U.S. Securities Act of 1933, as amended (the “Securities Act”);
(ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “SEC”), pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)   To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
Provided, however, that:
Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by or on behalf of the Registrant pursuant to Section 13 or Section 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.
(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   To file a post-effective amendment to this Registration Statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.
(5)   That for the purpose of determining liability under the Securities Act to any purchaser:
(i)   Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement; and
(ii)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to

Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in this Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of this Registration Statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of this Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of this Registration Statement or made in any such document immediately prior to such effective date; and
(6)   That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities: the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)   Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
(iv)   Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of an annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) by or on behalf of the Registrant that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, such Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Amendment No. 4 to the Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized in Hamilton, Bermuda on February 22, 2022.
BROOKFIELD BUSINESS PARTNERS L.P., by its general partner, BROOKFIELD BUSINESS PARTNERS LIMITED
By:	/s/ Jane Sheere Name: Jane Sheere Title: Secretary
Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
* Cyrus Madon	Chief Executive Officer of Brookfield Private Equity L.P., a service provider to the Registrant (Principal Executive Officer)	February 22, 2022
* Jaspreet Dehl	Chief Financial Officer of Brookfield Private Equity L.P., a service provider to the Registrant (Principal Financial and Accounting Officer)	February 22, 2022
* Jeffrey Blidner	Director of Brookfield Business Partners Limited	February 22, 2022
* David Court	Director of Brookfield Business Partners Limited	February 22, 2022
* Stephen Girsky	Director of Brookfield Business Partners Limited	February 22, 2022
* David Hamill	Director of Brookfield Business Partners Limited	February 22, 2022
* Anne Ruth Herkes	Director of Brookfield Business Partners Limited	February 22, 2022
* John Lacey	Director of Brookfield Business Partners Limited	February 22, 2022
* Don Mackenzie	Director of Brookfield Business Partners Limited	February 22, 2022
* Patricia Zuccotti	Director of Brookfield Business Partners Limited	February 22, 2022

*
By    /s/ Jane Sheere

         Name:   Jane Sheere
         Title:     Attorney-in-fact

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Amendment No. 4 to the Registration Statement, solely in the capacity of the duly authorized representative of Brookfield Business Partners L.P. in the United States, on this 22nd day of February, 2022.
BROOKFIELD BBP US HOLDINGS LLC
By:	/s/ Craig Laurie Name: Craig Laurie Title: President